UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party Other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TECHNE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TECHNE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

October 30, 2014

Dear Fellow Shareholders:

I am pleased to invite you to attend the 2014 annual meeting of shareholders (the “Annual Meeting”) of Techne Corporation (the “Company”). The Annual Meeting will be held at the principal executive offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota 55413, on Thursday, October 30, 2014, at 3:30 p.m. (Central Daylight Time). The agenda for the Annual Meeting is as follows:

1.	Set the number of members of the Board of Directors at ten (10).

2.	Elect directors of the Company.

3.	Cast a non-binding vote on named executive officer compensation.

4.	Ratify the appointment of the Company’s independent registered public accounting firm for the 2015 fiscal year.

5.	Approve the Company’s 2014 Employee Stock Purchase Plan.

6.	Amend the Articles of Incorporation to change the name of the Company from Techne Corporation to Bio-Techne Corporation.

7.	Take action upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record shown on the books of the Company at the close of business on September 5, 2014 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

I hope that you will attend the Annual Meeting. Whether or not you plan to attend, I encourage you to designate the proxies to vote your shares as soon as possible. If you received your proxy materials by mail, please sign, date and return your Proxy in the return envelope provided. Any shareholder may also vote over the Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company.

This Notice, the Proxy Statement and the enclosed Proxy are provided to you by order of the Board of Directors (the “Board of Directors” or the “Board”).

ROBERT V. BAUMGARTNER,

Chairman of the Board

Dated: September 19, 2014

Minneapolis, Minnesota

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 30, 2014:

The Proxy Statement and 2014 Annual Report to Shareholders are

available at www.proxyvote.com

You may vote your proxy at www.proxyvote.com

TECHNE CORPORATION

PROXY STATEMENT

for

Annual Meeting of Shareholders

To Be Held October 30, 2014

COMPANY HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, including the election of directors and the non-binding advisory vote to approve named executive officer compensation, we call your attention to the following information about the Company’s 2014 financial performance and key executive compensation actions and decisions. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

Business Highlights:

•	We increased our revenue and adjusted earnings per share. Fiscal 2014 revenue increased by 15% to a record $357.8 million. In our China region, we achieved 25% revenue growth for the year by leveraging investments to expand commercial capabilities. In addition, we grew adjusted earnings per share by 6% to a record $3.39.

•	We broadened our product portfolio through a number of acquisitions. We acquired Bionostics and PrimeGene and invested in CyVek in fiscal 2014 and acquired Novus and ProteinSimple in the first fiscal quarter of 2015. We believe these strategic investments will continue to support the Company’s future growth, by expanding our controls, antibodies and reagents portfolios as well as our research and diagnostic and manufacturing capabilities and our overall portfolio of products.

•	We transitioned our corporate leadership. We appointed James Hippel as Vice President of Finance and Chief Financial Officer of the Company during fiscal 2014. Mr. Hippel will be instrumental in supporting the Company’s strategic infrastructure and capital allocation initiatives and in advancing successful operational integration of acquired companies and assets. In addition, Dr. Fernando Bazan joined the Company as Chief Technical Officer in August 2013 and has been instrumental in directing innovation and influencing growth in the Company’s world-wide market. In connection with the July 2014 acquisition of Novus, we also appointed David Eansor to the position of Senior Vice President – Novus Biologicals, in which role he will be responsible for the day-to-day management of the Novus Biologicals operations.

•	We expanded our sales channels and capabilities. We hired five senior sales representatives to focus on key markets and accounts within the United States. In addition, we entered into a distribution agreement with Fisher Scientific for the U.S. and Canada markets, enabling hundreds of Fisher Scientific representatives to learn about and sell the BioTechne portfolio of products. We also added ten commercial positions in China, significantly expanding our commercial presence in this growing market.

•	We unified our brands under one portfolio trade name. We transitioned to operating under the new trade name, Bio-Techne, which brings the Company’s R&D Systems, BiosPacific, Tocris, Bionostics, PrimeGene, Novus, and ProteinSimple products under one common brand name. The name solidifies the new strategic direction for the Company along with unifying and positioning all of our brands under one complete portfolio.

Compensation Highlights:

Last year, 97.7% of the votes cast on the advisory vote on our executive compensation program voted in support of the compensation paid to the named executive officers. We have a strong interest in shareholder engagement and were encouraged by this feedback. We continue to strive to reward strong performance and align the interests of senior management and shareholders.

INFORMATION ABOUT THE ANNUAL MEETING

Who can Vote

Your proxy (the “Proxy”) is solicited by the Board of Directors of Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 30, 2014 and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 19, 2014. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2014 Annual Report to Shareholders and proxy card are being mailed on or about September 23, 2014.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 5, 2014. At the close of business on September 5, 2014, 37,010,703 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote in person at the Annual Meeting, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting in person at the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 37,010,703 shares outstanding, meaning that 18,505,352 shares must be present in person or by proxy to establish a quorum. If a quorum is present, the affirmative vote of a majority of votes present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder withholds authority to vote for a particular director nominee, such withheld authority will not count as an affirmative vote for such nominee.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Board Recommendations

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT TEN, FOR EACH OF THE DIRECTOR NOMINEES, FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE THE COMPANY’S 2014 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE PROPOSED AMENDMENT TO CHANGE THE COMPANY’S CORPORATE NAME.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Location of the Annual Meeting

The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, 55413, which is also the mailing address of the Company. If you need directions to the Annual Meeting, please contact the Company at 612-379-8854.

PROPOSALS #1 AND #2: ELECTION OF DIRECTORS

General Information

The bylaws of the Company provide that the number of directors shall be determined by the shareholders at each Annual Meeting. The Nominations and Governance Committee of the Board recommended to the Board of Directors that the number of directors be set at ten and that the individuals named in the table below be elected. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NUMBER OF DIRECTORS TO BE SET AT TEN AND THAT THE INDIVIDUALS NAMED IN THE TABLE BELOW BE ELECTED.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at ten requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy (the “Policy”) an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The Policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

Each person elected as a director shall serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. All of the nominees are presently members of the Board. All present members of the Board were elected by the shareholders, with the exception of Harold J. Wiens, who was appointed to the Board effective as of May 15, 2014. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board shall be voted by the proxy representatives for such substitute nominee as is selected by the Nominations and Governance Committee, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence.

Director Qualifications and Experience

The Nominations and Governance Committee periodically assesses the skills and experience needed to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

Director Nominees

The following table provides certain information with respect to the nominees for director. In addition, included in each nominee’s biography below is an assessment of such nominee’s skills and experiences that allow him or her to make a valuable contribution to the Board.

Name	Age	Current Position(s) with Company
Charles R. Kummeth	54	President, Chief Executive Officer and Director

Robert V. Baumgartner	58	Chairman of the Board

Roger C. Lucas, Ph.D.	71	Vice Chairman of the Board

Howard V. O’Connell	84	Director

Randolph C. Steer, M.D., Ph.D.	64	Director

Charles A. Dinarello, M.D.	71	Director

Karen A. Holbrook, Ph.D.	71	Director

John L. Higgins	44	Director

Roeland Nusse, Ph.D.	64	Director

Harold J. Wiens	68	Director

Charles R. Kummeth has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. It the past five years, Mr. Kummeth has also served on the board of Sparton Corp, an electromechanical device company. Among other attributes, skills and qualifications, the Board believes that Mr. Kummeth is qualified to serve as a Director of the Company because of his experience leading the growth of biotechnology companies. In addition, the Board believes that having the Chief Executive officer serve as a member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management.

Robert V. Baumgartner has served on the Company’s Board since 2003 and as Chairman since 2012. Mr. Baumgartner received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner has served as Executive Chairman, Chief Executive Officer and Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. Mr. Baumgartner currently serves on the board of Carestream Health, Inc. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Roger C. Lucas, Ph.D. has been Vice Chairman and senior scientific advisor to the Company’s Board since 1995 and a Director since 1985. He holds a bachelor’s degree in biology from St. Mary’s College in Winona, Minnesota, and a Ph.D. in physiology/biochemistry from the Illinois Institute of Technology. He was a recipient of the National Institutes of Health pre- and post-doctoral fellowships and also served as Assistant Professor of Biochemistry at the State University of New York Medical School. Dr. Lucas is a private investor and currently a board member of Envoy Medical Corporation, ChemoCentryx, Inc. and Discovery Genomics, Inc. In 1980 Dr. Lucas joined R&D Systems as Head of Research. In 1985, he founded the Company’s Biotechnology Division, and from 1985 until his retirement in 1995, Dr. Lucas was Chief Scientific Officer, Executive Vice President and Secretary of the Company. Among other attributes, skills and qualifications, the Board believes Dr. Lucas is qualified to serve as a Director of the Company because of his scientific background, particularly given his experience as former Chief Scientific Officer of R&D Systems, and his knowledge of the Company and its markets.

Howard V. O’Connell has served on the Company’s Board since 1985. Mr. O’Connell became the Lead Independent Director in 2010 and served in that role until Mr. Baumgartner, an independent Director, was appointed as Chairman in 2012. Mr. O’Connell has been a private investor since 1990. From 1969 to 1990, he served as Chairman, President and Treasurer of John G. Kinnard and Company, Incorporated, a securities broker-dealer. Among other attributes, skills and qualifications, the Board believes Mr. O’Connell is qualified to serve as a Director of the Company because of his over 40 years of management and strategic experience as a successful investor, entrepreneur and executive.

Randolph C. Steer, M.D., Ph.D. has served on the Company’s Board since 1990. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Dr. Steer is currently an independent biotechnology consultant. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011. In the past five years, Dr. Steer also served as a director of Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds and his knowledge of the pharmaceutical and biotechnology industries provide valuable strategic insight.

Charles A. Dinarello, M.D. has served on the Company’s Board since 2005. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital, and, among other positions, has been employed by the National Institutes of Health. Since 1996, Dr. Dinarello has been a Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado, and he is currently a Professor of Experimental Medicine at Radboud University in the Netherlands. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences, and in 2010, he was made a foreign member of the Royal Netherlands Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. For his research in the field, Dr. Dinarello has won numerous awards: the Novartis Prize in Clinical Immunology, the Paul Ehrlich Prize, the Bonsfils-Staton Award, the Royal Swedish Academy of Sciences Crafoord Prize in Polyarthritis, the Albany Medical Center Prize in Medical and Biomedical Research (the largest U.S. prize in medicine), the Squibb Award, the Ernst Jung Prize of Medicine, the Gold Medal of Heilmeyer Society for International Medicine, the Chirone Prize, the Carol Nachman Prize, the Sheikh Hamdan bin Rashdid al Maktoum Award, the Beering Prize, and the Bonazinga Award. In November 2012, Mr. Dinarello received the Lifetime Achievement Award of the Eicosanoid Foundation for his pioneering studies in the role of lipids in cytokine-mediated inflammation, and in June of 2014, he received the Drexel Prize in Immunology. Within the past five years, Dr. Dinarello has served as a director of Omni Bio Pharmaceutical, Inc. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development and the markets and customers we serve.

Karen A. Holbrook, Ph.D. has served on the Company’s Board since 2007. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison. She earned a Ph.D. in biological structure from the University of Washington School of Medicine, where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology. Dr. Holbrook served as Sr. Vice President for Research and Innovation from 2007 to 2010, and the Sr. Vice President for Global Affairs and International Research from 2010 to 2013 at the University of South Florida. She continues to serve as a senior advisor to the president of the University of South Florida and as a private consultant. She served as President of The Ohio State University from 2002 to 2007. Dr. Holbrook previously served as Senior Vice President for Academic Affairs and Provost at The University of Georgia, as well as Professor of Cell Biology and Adjunct Professor of Anatomy and Cell Biology and Medicine at the Medical College of Georgia. Before that, Dr. Holbrook served at the University of Florida at Gainesville as Vice President for Research and Dean of the Graduate School, as well as Professor of Anatomy and Cell Biology and Medicine (Dermatology). Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health (NIH) MERIT awardee. She also served as Associate Dean for Scientific Affairs. Dr. Holbrook also served on non-profit boards, such as the American Association for the Advancement of Science and the Association of American Medical Colleges, among others. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background, academic leadership, and significant personal, professional, and international experience, especially in Asia and the Middle East, provide valuable executive management and strategic insight.

John L. Higgins has served on the Company’s Board since 2009. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals Incorporated since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc., a biopharmaceutical company, and has served as a director of numerous public and private companies. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

Roeland Nusse, Ph.D. has served on the Company’s Board since May 2010. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco. Dr. Nusse has served as Chairman of the Department of Developmental Biology at Stanford University since 2007. Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

Harold Wiens has served on the Company’s Board since May 2014. He holds a Bachelor’s degree in mechanical engineering from Michigan Technological University and is a 30-plus year veteran of 3M Company (“3M”). Mr. Wiens began his 3M career in 1968 and held multiple domestic and international engineering and production management roles, including Memory Technologies Group Manufacturing Manager for the Europe location, Managing Director and Executive Vice President of Sumitomo 3M, and, most recently, Executive Vice President of 3M’s Industrial Sector. Prior to retiring from 3M in 2006, Mr. Wiens restructured the business and led a global implementation of Six Sigma, which together resulted in faster business processes and a focus on customers that drove international growth. Since retirement, he remains active in the community by serving on the boards of local non-profit entities. Among other attributes, skills and qualifications, the Board believes Mr. Wiens is qualified to serve as a Director of the Company because of his deep knowledge in international business practices and his ability to guide balance between operations and accelerated growth of the Company.

VOTE REQUIRED

The Board recommends that you vote “FOR” setting the number of directors at ten and “FOR” the nominees named above, and that you vote as set forth in this Proposal #1 and #2.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at ten requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

CORPORATE GOVERNANCE

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in applicable law and regulations of the SEC and the Nasdaq Stock Market, LLC (“Nasdaq”). Mr. Kummeth is not independent based on his service as the Company’s Chief Executive Officer and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. In reviewing the independence of Dr. Dinarello, the Board considered that in fiscal 2014 the Company provided products valued at less than $50,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories.

Board Leadership Structure

Currently, the Board is led by its Chairman, Mr. Baumgartner, an independent director, and independent committee Chairs for each of the Audit, Executive Compensation, and Nominations and Governance Committees.

The Board has determined that dividing the roles of Chairman and Chief Executive Officer is the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The Chief Executive Officer executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company.

The Board has determined that maintaining an independent Chairman, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, the Audit, Executive Compensation, and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The full Board regularly reviews strategic risks and opportunities facing the Company as a whole as well as those related to specific businesses. The Company’s Board administers its risk oversight function directly and through its Committees.

The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks.

With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Executive Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board.

The full Board has oversight responsibility for all other risks, such as strategic, technology and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk, including strategic, technology and operational risks.

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition.

Executive Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the members of the Executive Compensation Committee were Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner, and Mr. Higgins. Effective as of September 1, 2014, Mr. Wiens became an additional member. None of the current members of the Executive Compensation Committee was an officer or employee of the Company during fiscal 2014, or was formerly an officer of the Company. None of the current members of the Executive Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company during fiscal 2014 served on the compensation committee or the board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

Executive Compensation Consultants

From time to time, the Executive Compensation Committee retains consultants to assist with setting executive compensation. The Executive Compensation Committee has sole authority to retain or replace such independent compensation consultants. The compensation committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards.

In fiscal 2014, the Executive Compensation Committee engaged Aon Hewitt, an independent outside compensation consulting firm, to advise the Executive Compensation Committee with respect to compensation of the Chief Executive Officer. In that capacity, Aon Hewitt provided a peer group analysis and assisted the Executive Compensation Committee in structuring the compensation program for the Chief Executive Officer. Aon Hewitt did not provide any additional services to the Company during fiscal 2014.

Code of Ethics and Business Conduct and Financial Fraud Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. A copy is available for review at the Company’s website, http://www.bio-techne.com/investor-relations/corporate-governance/. The Company sponsors a financial fraud hotline that is available to all employees, operated on a confidential basis by a third party, and supervised with full powers of investigation by the Audit Committee of the Board.

Principles of Corporate Governance

The Company has adopted Principles of Corporate Governance, which are applicable to all directors. A copy is available for review at the Company’s website, http://www.bio-techne.com/investor-relations/corporate-governance/. The Principles of Corporate Governance describe the Company’s corporate governance practices and policies, and provide a framework for the governance of the Company. Among other things, the Principles of Corporate Governance require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles of Corporate Governance also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees, which consist entirely of independent directors.

Ongoing Corporate Governance Policies

We endeavor to maintain good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal year 2014:

•	We maintain a majority vote for the election of directors in uncontested elections (and require an offer to resign by any incumbent director who is not re-elected by a majority vote) and plurality voting in any election that is contested.

•	We separate the roles of CEO and Chairman because we believe that doing so helps maintain the Board’s independent oversight of management and helps ensure that the appropriate level of independence is applied to all Board decisions.

•	Executive compensation decisions are evaluated by a committee consisting entirely of independent directors.

•	The Executive Compensation Committee directly retained an independent compensation consultant, Aon Hewitt, to advise on executive compensation matters and Aon Hewitt performed no other consulting or other services for the Company.

•	The Executive Compensation Committee conducts an annual review of the Company’s compensation strategy, including a review of risks relating to compensation programs, to assess the balance between risk and reward and ensure that compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

Shareholder Communications with Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures.

Directors’ Meetings and Committee Structure

The Company’s Board of Directors has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. All members of all Committees are “independent” as such term is defined in applicable law and regulations of the SEC and Nasdaq. In addition, all members of the Audit Committee and the Executive Compensation Committee meet the additional independence standards applicable to their members.

The Board and Audit Committee have scheduled meetings each quarter prior to the Company’s quarterly earnings release and may, from time-to-time, hold additional meetings. The Executive Compensation Committee and the Nominations and Governance Committee meet during the year as needed. During fiscal 2014, the Board held eight meetings, the Audit Committee held six meetings, the Executive Compensation Committee held seven meetings, and the Nominations and Governance Committee held four meetings, but each also conducted business via written actions in lieu of meetings and otherwise communicated informally throughout the year on various Board and committee matters. Executive sessions of independent directors (meetings of outside directors without any member of management present) are held in conjunction with regularly scheduled meetings of the Board. It is the policy of the Company that all directors should attend the Company’s annual meeting of shareholders. Each of the directors attended 75% or more of the regularly scheduled quarterly Board meetings. Each director also attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member. All nine incumbent directors who were members of the Board as of the annual meeting in 2013 attended that meeting.

The Company’s Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. During fiscal 2014, the members of the Audit Committee were Mr. Higgins (Chair), Mr. Baumgartner, Mr. O’Connell, and Dr. Steer. Effective as of September 1, 2014, Mr. Wiens became an additional member. The Audit Committee operates under a written charter established by the Company’s Board of Directors. A copy of the charter is available for review at the Company’s website, http://www.bio-techne.com/investor-relations/corporate-governance/. The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee also approves all related party transactions, establishes and oversees the implementation of the Company’s cash investment policy and monitors the Company’s financial fraud hotline. The Board of Directors has determined that for fiscal 2014 all Audit Committee members are “audit committee financial experts” as such term is defined in Section 407 of the Sarbanes-Oxley Act and Item 407(d)(5) of Regulation S-K, and all such members are “independent” under applicable law and regulations of the SEC and Nasdaq. The Audit Committee’s report is included in this Proxy Statement.

During fiscal 2014, the members of the Company’s Executive Compensation Committee were Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner, and Mr. Higgins. Effective as of September 1, 2014, Mr. Wiens became an additional member. The Executive Compensation Committee determines compensation for executive officers of the Company and operates under a written charter. A copy of the charter is available for review at the Company’s website, http://www.bio-techne.com/investor-relations/corporate-governance/. The Executive Compensation Committee establishes both overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth, the Chief Executive Officer of the Company, to establish performance goals for the other executive officers and, acting independently, establishes the performance goals for Mr. Kummeth. The Executive Compensation Committee determines the annual base compensation of all executive officers and awards bonuses, both cash and equity, to all executive officers based on performance. The Executive Compensation Committee also approves director compensation policies and practices. The Executive Compensation Committee may delegate any of its responsibilities to one or more members of the Executive Compensation Committee to the extent permissible under applicable laws and regulations. The Executive Compensation Committee’s report is included in this Proxy Statement.

The Nominations and Governance Committee, chaired by Dr. Holbrook, is composed of all of the Company’s “independent” directors, which are currently all directors except Mr. Kummeth. The Nominations and Governance Committee operates under a written charter. A copy of the charter is available for review at the Company’s website, http://www.bio-techne.com/investor-relations/corporate-governance/. The functions of the Nominations and Governance Committee are to recruit well-qualified candidates for the Board, select persons to be proposed in the Company’s proxy statement for election as directors at annual meetings of shareholders, determine whether each member of the Board is independent under applicable laws and regulations and establish governance standards and procedures to support and enhance the performance and accountability of management and the Board. The Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year.

The Nominations and Governance Committee will consider all nominees for director recommended by shareholders of the Company, applying the same criteria as is used for nominees recommended by other sources. The Nominations and Governance Committee has recommended to shareholders the re-election of the incumbent directors of the Company.

PROPOSAL #3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing shareholders an advisory vote on named executive compensation. This vote is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Executive Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Executive Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2014 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Company in fiscal 2014. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Executive Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in fiscal 2014 reflects and supports these compensation policies and procedures.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the executive compensation section of the Proxy Statement for the 2014 Annual Meeting of Shareholders.”

This advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual “say-on-pay” advisory votes.

VOTE REQUIRED

The Board recommends that you vote “FOR” the adoption of the resolution set forth in this Proposal #3. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation ratify the appointment of KPMG LLP as Independent Auditor of the Company’s financial statements for the fiscal year ending June 30, 2015.”

VOTE REQUIRED

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as Independent Auditor for Fiscal 2015. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #5: APPROVE THE COMPANY’S 2014 EMPLOYEE STOCK PURCHASE PLAN

In September 2014, the Board adopted the 2014 Employee Stock Purchase Plan (the “ESPP”) including the reservation of 200,000 shares of Common Stock for issuance thereunder, to become effective on January 1, 2015 (the “effective date”) subject to shareholder approval. The Board believes that stock purchase plans play an important role in retaining employees and giving employees a sense that they have an important stake in the Company’s affairs. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board believes that the availability of an adequate number of shares in the ESPP share reserve is an important feature of the plan itself, and has determined that 200,000 shares should be sufficient to support issuances under the ESPP for five years considering eligibility, contribution limits, current and expected stock price, and the Board’s estimated participation rate. Shares issued under the ESPP are intended to fully comply with the following design provisions and dilution standards prescribed by proxy advisory firms:

•	Purchase price equal to 85% of fair market value on the date of purchase, resulting in minimal dilution to shareholders;

•	Offering period of 27 months or less and a 6-month holding period requirement on purchased shares; and

•	The percentage of outstanding shares allocated to the plan will be approximately 0.5% of total common shares outstanding, which is well below the 10% threshold prescribed by proxy advisory firms.

The description of the ESPP set forth below is a summary only, does not purport to be complete and is qualified in its entirety by reference to the provisions of the ESPP itself, which is attached as Appendix A to this Proxy Statement.

Description of the 2014 Plan

Administration. On September 8, 2014 the Board appointed [the Executive Compensation Committee] to administer the ESPP (the “Administrator”). Subject to the express provisions of the ESPP, the Administrator has authority, in its discretion, to interpret and construe any and all provisions of the ESPP, adopt rules and regulations for administering the ESPP and make all other determinations deemed necessary or advisable for administering the ESPP.

Plan Term. The ESPP will continue in effect for a term of ten years from its effective date.

Eligibility and Participation. In general, pursuant to the ESPP, all employees of the Company and all of its subsidiaries (except for those subsidiaries specifically excluded from participation by the Board or the Administrator) who work more than 20 hours per week are eligible to participate in the ESPP. However, the following individuals are not eligible to participate:

•	an individual who has been employed by the Company or one of its participating subsidiaries for less than months

•	an individual who owns five percent or more of Company Common Stock; or

•	a Section 16 officer or executive.

No employee will be permitted to purchase more than $25,000 of the Company Common Stock in any calendar year (based upon the fair market value of the stock as determined at the time the option is granted). Currently, the Company anticipates that approximately 1,000 employees will be eligible to participate in the ESPP.

Participation in the ESPP is voluntary. An eligible employee may elect to participate in the ESPP for any purchase period by completing the requisite payroll deduction form and delivering it to his or her employer no later than the date preceding the beginning date of the upcoming purchase period, or any such other date as may be determined appropriate by the Administrator from time to time. An employee may increase or decrease his or her participation for any subsequent purchase period by submitting a new payroll deduction form during the enrollment period prior to that purchase period. An employee who elects to participate in the ESPP for any purchase period will be deemed to have elected to participate in the ESPP for each subsequent consecutive purchase period unless he or she elects to discontinue payroll deductions during a purchase period or exercises his or her right to withdraw all amounts previously withheld. In either such event, the employee must submit a change of election form or a new payroll deduction form, as applicable, to participate in the ESPP for any subsequent purchase period.

Duration and Purchase Periods. Assuming approval by the shareholders, the ESPP will begin on January 1, 2015, and will terminate ten years thereafter, unless extended by the Board. The ESPP will be carried out in a series of consecutive purchase periods. The first purchase period will begin on January 1, 2015, and end on June 30, 2015, with succeeding consecutive non-overlapping six-month purchase periods, unless otherwise determined by the Administrator.

Before the commencement of each purchase period, employees may elect a payroll deduction of his or her base salary valued, after tax, at up to $950 per payroll period, or such other amounts as the Administrator may from time to time establish An employee may not increase his or her elected percentage for a purchase period after the delivery deadline, but an employee may reduce or discontinue entirely his or her elected percentage for the purchase period by filing an amended election form within 14 days prior to the first payroll date as of which such decrease or discontinued deduction is to become effective, or such other date as may be determined by the Administrator. An employee may make such election to reduce or discontinue payroll deductions one time during any given purchase period.

On the exercise date, the amount deducted from each participant’s salary will be used to purchase the maximum number of whole shares of Company Common Stock possible from funds accrued in such participant’s account over the prior purchase period. The purchase price per share shall be equal to a 15% discount from the fair market value of the Company’s Common Stock at the date of exercise (the last trading day of each purchase phase). The fair market value of the Company’s Common Stock on September 5, 2014 was $95.18 per share.

Employees are not permitted to sell or otherwise transfer ownership of the shares until the six month anniversary of the date on which the shares are issued. Further, the Administrator may require that employees not transfer such shares for any additional period determined by the Administrator to be necessary to ensure that the Company or any of its subsidiaries is able to meet the reporting requirements pursuant to Section 423 of the Code.

Voluntary Withdrawal, Termination of Employment, Death. An employee may, preceding the termination date of a purchase period, withdraw all payroll deductions then credited to his or her account by giving written notice to his or her employer. Upon receipt of such notice of withdrawal, all payroll deductions credited to the employee’s account will be paid to him or her without any earned interest credited, and no further payroll deductions will be made for such employee during that purchase period. Partial withdrawals of payroll deductions are not permitted.

If an employee’s employment is terminated for any reason prior to the termination date of any purchase period in which he or she is participating, no Company Common Stock will be issued to such employee and the payroll deductions credited to his or her account will be returned to the employee.

If an employee dies before the termination date of any purchase period in which he or she was participating, the payroll deductions credited to the participant’s account will be paid to the participant’s estate.

Adjustments, Amendments and Termination. In the case of certain corporate transactions (including, without limitation, a stock split, stock dividend, reclassification, recapitalization, dissolution or liquidation, merger, consolidation, reorganization, sale of substantially all assets, or other change in the Company’s structure affecting the Company’s Common Stock), equitable and proportionate adjustments may be made by the Administrator, subject to discretion by the Board, in the number and class of shares reserved for issuance under the ESPP and the calculation of the exercise price. In the event of a proposed change in control of the Company (as defined in the ESPP), the Administrator may, in its discretion, terminate the ESPP as described below or shorten the purchase period then in progress by setting a new exercise date for such purchase period and notifying participants of the same.

The Board may amend the ESPP as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Code or other applicable laws or regulations, provided that no such amendment shall, without prior approval of the Company shareholders: (i) increase the total number of shares reserved under the ESPP (except as set forth above in the event of certain corporate transactions); (ii) change the employees or class of employees eligible to participate under the ESPP, or (iii) materially increase the benefits accruing to employees under the ESPP.

The Board may terminate the ESPP at any time provided that (except as set forth above in the event of certain corporate transactions) no termination will take effect with respect to any purchase period in progress. If the ESPP is terminated, the balance in each participant’s contribution account shall be paid to the participant without interest.

The Administrator may, in order to comply with the laws in other countries in which the Company and its subsidiaries operate or have participants; modify the terms and conditions of the ESPP with respect to Participants who reside outside of the United States to comply with applicable foreign laws; establish sub-plans; and take any action deemed advisable to comply with any necessary local governmental regulatory exemptions or approvals; provided, however, that no action may be taken that would violate any securities law, tax law or any other applicable law or cause the ESPP not to comply with Section 423 of the Code.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the approval of the ESPP, which is the subject of this proposal. Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by the shareholders. Only the eligible employees of the Company and its participating subsidiaries discussed above are eligible to participate in the ESPP.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax aspects of awards made under the ESPP based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Each participant in the ESPP should consult with his or her own tax advisor to determine the particular tax effects of participation in the ESPP and transactions in shares received thereunder.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, an eligible employee recognizes no taxable income upon either the grant or the exercise of the option. The employee does not recognize taxable income until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

Under the ESPP, the grant date is considered the first trading day of the applicable purchase period and the exercise date is considered the last trading date of the exercise period. Employees who hold their shares for at least two years from the grant date and at least one year from the exercise date, or who die while holding their shares, will have ordinary income in the year they sell or otherwise dispose of their shares equal to the 15% discount on the price paid for the shares, or if less, the excess of the fair market value of the shares at the time of disposition or death over the price paid for the shares. Any additional gain or loss is treated as long-term capital gain or loss. If the holding periods have been satisfied when the employee sells the shares or if the employee dies while holding the shares, the Company is not entitled to any deduction in connection with the shares.

If an employee sells the shares before the two-year and one-year holding periods are satisfied, the sale is treated as a “disqualifying disposition.” The consequences of a disqualifying disposition are that the employee has ordinary income in the year of the disposition equal to the 15% discount on the price paid for the shares, regardless of the value of the shares at that time. Any additional gain or loss on the sale is treated as short or long-term capital gain or loss, depending on how long the employee has held the shares after the date he or she purchased them The Company will be entitled to a deduction equal to the amount that the employee includes into ordinary income, that is, the 15% discount, subject to the Company’s requirement to report the income. The Company is entitled to this deduction for its taxable year within which the employee’s taxable year ends during which the disqualifying disposition occurred.

VOTE REQUIRED

The Board recommends a vote “FOR” adoption of the ESPP. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #6: AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM TECHNE CORPORATION TO BIO-TECHNE CORPORATION

In July 2014, the Board of Directors unanimously adopted a resolution authorizing, and unanimously recommended that the shareholders of the Company approve, an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to change the name of the Company to “Bio-Techne Corporation.”

If this proposal is approved by the shareholders, Article 1 of the Company’s Articles will be amended to read in its entirety as follows:

“1.1) The name of the corporation shall be Bio-Techne Corporation.”

Reasons for Name Change

The Board of Directors believes that it is in the best interests of the Company and its shareholders to change its corporate name to bring the Company’s R&D Systems, BiosPacific, Tocris, Bionostics, PrimeGene, Novus and ProteinSimple products under one common brand name. The name solidifies the new strategic direction for the Company along with unifying and positioning all of the Company’s brands under one corporate portfolio.

Effect of Name Change

If approved by the shareholders at the Annual Meeting, the change of the Company’s name will become effective upon the filing of a Certificate of Amendment to the Articles with the Secretary of State of the State of Minnesota. The change of the Company’s name will not affect in any way the validity or transferability of the Company’s outstanding securities, or the certificates therefor, or the Company’s capitalization or corporate structure. If this amendment is approved, the Company also intends to make conforming changes to its Bylaws, Code of Ethics, Committee charters and certain other corporate documents to reflect the new corporate name.

VOTE REQUIRED

The Board recommends a vote “FOR” the corporate name change. Under applicable Minnesota law and the Company’s Articles, this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.

DIRECTOR COMPENSATION

Directors who are not employees of the Company were compensated for the year ended June 30, 2014 as follows:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Robert V. Baumgartner	$60,000	$87,390	$77,320	$930	$225,640
Roger C. Lucas, Ph.D.	40,000	87,390	77,320	930	205,640
Howard V. O’Connell	40,000	87,390	77,320	930	205,640
Randolph C. Steer, M.D., Ph.D.	52,000	87,390	77,320	930	217,640
Charles A. Dinarello, M.D.	52,000	87,390	77,320	930	217,640
Karen A. Holbrook, Ph.D.	52,000	87,390	77,320	930	217,640
John L. Higgins	55,000	87,390	77,320	930	220,640
Roeland Nusse, Ph.D.	40,000	87,390	77,320	930	205,640
Harold J. Wiens	5,000	43,915	39,164	—	88,079

(1)	Amounts consist of annual director fees, chair fees, and committee fees for services as members of the Company’s Board and its committees. For further information concerning such fees, see the discussion following this table.
(2)	Amounts, with the exception of Mr. Wiens, represent the total grant date fair value of equity-based compensation for 1,000 shares of restricted stock granted pursuant to the Company’s 2010 Equity Incentive Plan in fiscal 2014 at the grant date market value of $87.39 per share, in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Mr. Wiens was granted 500 shares of restricted stock upon his appointment to the Board of Directors at a grant date market value of $87.83 per share. As of June 30, 2014, the following non-employee directors held the following number of unvested shares of restricted stock of the Company: Mr. Baumgartner—1,000; Dr. Lucas—1,000; Dr. Steer—1,000; Dr. Dinarello—1,000; Dr. Holbrook—1,000; Mr. Higgins—1,000; Dr. Nusse—1,000; Mr. O’Connell—1,000; and Mr. Wiens—500.
(3)	Amounts represent the total fair value of equity-based compensation for stock option awards granted pursuant to the Company’s 2010 Equity Incentive Plan in fiscal 2014, as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note I to the Company’s audited financial statements for the fiscal year ended June 30, 2014, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2014. As of June 30, 2014, the following non-employee directors held options to purchase the following number of shares of the Company’s Common Stock: Mr. Baumgartner—34,000; Dr. Lucas—19,000; Dr. Steer—14,000; Dr. Dinarello—45,500; Dr. Holbrook—39,000; Mr. Higgins—34,000; Dr. Nusse—29,000; Mr. O’Connell—39,000, which is held indirectly by O’Connell Family Trusts; and Mr. Wiens—2,000.

For fiscal 2014, each non-employee member of the Board received an annual fee of $40,000. The Chairman of the Board received an additional annual fee of $20,000, the Audit Committee Chair received an additional annual fee of $15,000, and each other committee chair received an additional annual fee of $12,000. In addition, on an annual basis, each non-employee director is eligible to receive either a fully vested option to purchase 5,000 shares of Techne Common Stock under the Company’s 2010 Equity Incentive Plan, or to receive an annual grant of a fully vested option to purchase 4,000 shares of Techne Common Stock, with an exercise price equal to the fair market value of Techne’s Common Stock on the grant date, and 1,000 shares of restricted stock, which vest after one year. Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Each non-employee director is also eligible for reimbursement of reasonable expenses incurred in connection with his or her services as a director.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of September 5, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,475,097	(1)	6.7%
The Vanguard Group 100 Vangurd Blvd. Malvern, PA 19355	2,143,418	(2)	5.8%
Macquarie Group Limited No. 1 Martin Place Sydney, New South Wales, Australia	1,887,717	(3)	5.1%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, Maryland 21202	1,974,729	(4)	5.3%

(1)	BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2014. The filing indicates that as of December 31, 2013, BlackRock, Inc. had sole voting power over 2,333,752 shares, shared voting power over no shares, sole dispositive power over 2,475,097 shares, and shared dispositive power over no shares.
(2)	The Vanguard Group reported its beneficial ownership on a Schedule 13G filed with the SEC on February 12, 2014. The filing indicates that as of December 31, 2013, The Vanguard Group has sole voting power of 20,824 shares, shared voting power over no shares, sole dispositive power over 2,124,894, and shared dispositive power over 18,524 shares.
(3)	The Macquarie Group Limited reported, on a Schedule 13G/A filed with the SEC on February 14, 2014, its beneficial ownership of 1,887,717 shares held by Delaware Management Business Trust, which has sole voting and dispositive power over such shares. The filing indicates that Delaware Management Business Trust is owned by Delaware Management Holdings Inc., which is owned by Macquarie Bank Limited, which is in turn owned by Macquarie Group Limited. The filing indicates that as of December 31, 2013, The Macquarie Group Limited is the beneficial owner of such shares as a result of its ownership of the foregoing entities.
(4)	Brown Capital Management, LLC reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 13, 2014. The filing indicates that as of December 31, 2013, Brown Capital Management, LLC has sole voting power of 1,241,375 shares, shared voting power over no shares, sole dispositive power over 1,974,729 and shared dispositive power over no shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 5, 2014, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Each individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 2.7% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned(1)
Charles R. Kummeth	87,482	(2)
Robert V. Baumgartner	38,000	(3)
Roger C. Lucas, Ph.D.	21,456	(4)
Howard V. O’Connell	110,000	(5)
Randolph C. Steer, M.D., Ph.D.	15,000	(6)
Charles A. Dinarello, M.D.	46,500	(7)
Karen A. Holbrook, Ph.D.	35,000	(8)
John L. Higgins	35,000	(9)
Roeland Nusse, Ph.D.	30,000	(10)
Marcel Veronneau	74,876	(11)
J. Fernando Bazan, Ph.D.	7,083	(12)
Kevin J. Reagan, Ph.D.	14,266	(13)
James Hippel	0
Harold J. Wiens	2,000	(14)
Officers and directors as a group (16 persons)	1,001,614	(15)

(1)	Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares subject to options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 5, 2014. Percentage ownership calculations are based on 37,010,703 shares issued and outstanding on September 5, 2014.
(2)	Includes 5,000 shares held directly, 73,019 shares subject to vested but unexercised stock options, and 9,463 shares subject to stock options that will vest within 60 days of September 5, 2014.
(3)	Includes 4,000 shares held directly, 1,000 of which are unvested restricted stock that will vest within 60 days of September 5, 2014, and 34,000 shares subject to vested but unexercised stock options.

(4)	Includes 2,456 shares held directly, 1,000 of which are unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 19,000 shares subject to vested but unexercised stock options.
(5)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014, 70,000 shares held indirectly by O’Connell Family Trusts, and 39,000 shares subject to vested but unexercised stock options held indirectly by O’Connell Family Trusts.
(6)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 14,000 shares subject to vested but unexercised stock options.
(7)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 45,500 shares subject to vested but unexercised stock options.
(8)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 34,000 shares subject to vested but unexercised stock options.
(9)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 34,000 shares subject to vested but unexercised stock options.
(10)	Includes 1,000 shares held directly pursuant to unvested restricted stock awards that will vest within 60 days of September 5, 2014 and 29,000 shares subject to vested but unexercised stock options.
(11)	Includes 34,913 shares held directly, 6,827 held indirectly by Techne’s Stock Bonus Plan, and 33,136 shares subject to vested but unexercised stock options.
(12)	Includes 7,083 shares subject to vested but unexercised stock options.
(13)	Includes 14,266 shares subject to vested but unexercised stock options.
(14)	Includes 2,000 shares subject to vested but unexercised stock options.
(15)	Includes 491,778 shares held by the Techne Stock Bonus Plan, 387,467 shares which may be purchased pursuant to vested stock options or stock options that vest within 60 days of September 5, 2014 and 8,000 shares subject to unvested restricted stock awards that will vest within 60 days of September 5, 2014.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our named executive officers, or “NEOs,” whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables contained in this Proxy Statement.

Named Executive Officers (NEOs)

•	Charles R. Kummeth, President and CEO;

•	James Hippel, Vice President—Finance and Chief Financial Officer;

•	Marcel Veronneau, Senior Vice President—Clinical Controls;

•	J. Fernando Bazan, Chief Technology Officer;

•	Kevin Reagan, Senior Vice President—Biotechnology; and

•	Gregory J. Melsen, Former Vice President—Finance, Treasurer and CFO.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Executive Compensation Discussion and Analysis below with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2014 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Howard V. O’Connell

Robert V. Baumgartner

John L. Higgins

Harold J. Wiens

    Members of the Executive

    Compensation Committee

Executive Summary

Key Compensation Highlights for Fiscal Year 2014

•	Hired and provided appropriate compensation for a new CFO: The CFO’s new-hire package includes cash and equity incentives tied to satisfaction of performance criteria.

•	Engaged executive officers in the Company’s Short Term Incentive Plan, intended to reward performance if performance goals are achieved by the Company (or, for certain executives, the Company and the applicable Company division). For the 2014 fiscal year, the payment amounts varied by participant and were based on a percentage of the executive’s base salary.

•	Initiated the Long Term Incentive Plan structure for the Company’s CEO, intended to reward improvement in long-term Company performance, thereby aligning the financial interest of executives with the financial interests of Company shareholders.

Impact of 2014 Company Performance on Executive Pay

The Company achieved positive results in fiscal 2014. It continued its successful CEO leadership transition, successfully transitioned to new CFO leadership, hired additional key employees, retained important employees, grew annual adjusted earnings per share and revenue and completed acquisitions intended to strengthen the Company and broaden its product portfolio. The Company’s fiscal 2014 consolidated net sales reached a record $357.8 million, which represented an organic increase of 3% from fiscal 2013, and its fiscal 2014 adjusted earnings reached a record $125.3 million, which represented an increase of 6% from fiscal 2013. These consolidated results exceeded the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses to Messrs. Kummeth, Bazan, Reagan, and Veronneau, resulting in payouts to the senior leadership team as described in “2014 Incentive Program.”

Consideration of Last Year’s “Say-on-Pay” Vote

Following our 2013 Annual Meeting, the Executive Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation (“Say-on-Pay”) that was held at the meeting with respect to 2013 executive compensation. Approximately 98% of the votes cast on the proposal were voted in support of NEO compensation. The Executive Compensation Committee continues to structure executive compensation in a manner that aligns the interests of NEOs with those of the shareholders.

Compensation Objectives

The Executive Compensation Committee has designed the compensation packages of the Company’s executive officers to achieve the following objectives:

•	Competitiveness: We aim to recruit and retain highly qualified executive officers by offering total compensation that is competitive with that offered for comparable positions.

•	Pay for Performance: Through base salary increases and short- and long-term incentives tied to achievement of performance criteria, we motivate and reward executives for the achievement of important business and individual performance objectives.

•	Alignment to Shareholder Interests: We use performance-based compensation and stock options with long-term vesting schedules to align the interest of executive officers with the long-term interest of shareholders.

•	Internal Pay Equity: We believe that employees should be fairly compensated based on their level of responsibility within the Company, that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within the Company, and that the percentage increase in base salary for executives should not be greater than the percentage increase paid to the Company’s other employees.

The Executive Compensation Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually and is responsible for assuring that compensation for the executive officers is consistent with the foregoing objectives. When conducting this review, the Executive Compensation Committee views the various components of its compensation program as related, but distinct. Although the Executive Compensation Committee does review and consider total compensation for each executive officer as a whole, it does not believe that significant compensation derived from one component should necessarily negate or reduce compensation from other components. The Executive Compensation Committee determines the appropriate level for each compensation component based on overall compensation objectives. The Executive Compensation Committee has not adopted any policies or guidelines for allocating compensation among the different elements of the compensation program.

Procedures for Setting Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other executive officers, including but not limited to the executive officers named in the summary compensation table of this Proxy Statement. The Executive Compensation Committee participates in the consideration of employment of prospective executive officers of the Company. The Executive Compensation Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. For additional information on the Company’s corporate governance policies, see “Corporate Governance” above.

Role of the Chief Executive Officer in Compensation Decisions

The Executive Compensation Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Executive Compensation Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, local compensation levels for similar positions in all industries and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; the percentage increase in base salary for executives should not be greater than the percentage increase paid to a company’s other employees; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Executive Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of internal pay equity and responsibilities and its independent review of local comparative data for all industries. The executive officers are not present during the Executive Compensation Committee’s final discussion and determination of the type and amount of compensation to be paid.

Use of Compensation Consultant and Peer Groups

The Executive Compensation Committee retained Aon Hewitt in February 2013 to assess the compensation packages for the CEO and CFO. Although the Company’s Executive Compensation Committee had not historically retained a compensation consultant, it believed that doing so in connection with hiring a new CEO would support the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages would appropriately motivate and reward ongoing achievement of business goals. The Executive Compensation Committee continued to work with Aon Hewitt in fiscal 2014 for ongoing review and analysis of peer group composition and executive compensation levels, including assistance in structuring the CEO’s long-term incentive plan.

In assisting the Company with analyzing compensation for the CEO when he joined the Company, Aon Hewitt assessed an initial comparative group, which primarily consisted of life sciences companies with annual revenues between $100 million and $500 million in the preceding fiscal year. The Executive Compensation Committee selected the companies in the initial comparative group because they are similar in size to the Company and are publicly-traded. The Executive Compensation Committee reviewed data from this initial peer group in the spring of 2013 and in the spring of 2014 when it set the CEO’s compensation. The companies reviewed in the spring of 2014 are set forth below and comprise 32 of the 38 companies analyzed in 2013 for which updated comparative data was available. The companies within the comparative group analyzed in the spring of 2014 averaged 1,054 employees, $388,600,000 in revenue, $17,700,000 in operating income, and $2,442,400,000 in market capitalization in each company’s respective prior fiscal year. At the time of the spring 2014 comparison, Techne was positioned as follows relative to the peer group: number of employees—52nd percentile; revenue—42nd percentile; operating income—94nd percentile; and market capitalization—82nd percentile.

Peer Group Companies Analyzed in the Spring of 2014

Accuray	Aceto	Acorda Therapeutics	Affymetrix

Align Technology	Alkermes	Alphatec Spine	ArthroCare

Auxilium Pharmaceuticals	BioMarin Pharmaceutical	Cepheid	Dendreon

Emergent Biosolutions	ExacTech	Genomic Health	Harvard Bioscience

Illumina	Insulet	Lifevantage	Luminex

Meridian Bioscience	Momenta Pharmaceuticals	Myriad Genetics	Natus Medical

NxStage Medical	OmniCell	Questcor Pharmaceuticals	Quidel

SciClone Pharmaceuticals	The Medicines Company	Thoratec	Volcano

As a result of the Company’s acquisitions and future strategy, in the summer of 2014 the Executive Compensation Committee determined that it would be appropriate to also examine the compensation practices for a group of aspirational peers. The companies comprising this revised peer group are strategically aligned with the goals of the Company and are similar in size to the Company. Furthermore, a number of these companies were carried over from the initial peer groups used to assess compensation levels in the spring of 2013 and 2014. The new peer companies averaged 2,084 employees, $652,500,000 in revenue, $70,100,000 in operating income, and $2,931,800,000 in market capitalization in the trailing twelve months prior to the collection of data. At the time of the summer 2014 comparison, Techne was positioned as follows relative to the peer group: number of employees—34th percentile; revenue—39th percentile; operating income—78th percentile; and market capitalization—60th percentile.

Revised Peer Group Companies Analyzed in the Summer of 2014

Affymetrix	Align Technology	Alkermes	ArthroCare

Bio-Rad Laboratories	Cepheid	Globus Medical	HeartWare International

Insulet	Luminex	Medivation	Meridian Bioscience

Myriad Genetics	PerkinElmer	QIA GEN	Seattle Genetics

Volcano

Although it is not possible to compile a peer group of companies that directly compete with the Company, the issuers in both of the comparative groups presented above operate in the same general industry as the Company, and the Executive Compensation Committee believes that such companies compete for a similar pool of executive talent.

The Executive Compensation Committee does not target a particular percentile range for the base salaries or total compensation of the Company’s named executive officers, but uses generally published local data and the comparative group data as one factor in its compensation decisions. When the Executive Compensation Committee conducted a competitive assessment of the CEO’s compensation in the spring of 2014, it noted that Mr. Kummeth’s base salary, target bonus opportunity, and target annual long-term incentive award opportunity were all positioned below the competitive median of the initial peer group. Accordingly, the Executive Compensation Committee determined that it was appropriate to make the following adjustments to Mr. Kummeth’s compensation opportunities based on his performance and the Executive Compensation Committee’s desire to provide market-based compensation opportunities that effectively drive long-term performance and create shareholder value:

•	Increased Mr. Kummeth’s base salary to $625,000.

•	Increased Mr. Kummeth’s target bonus opportunity to 100% of base salary (effective for fiscal year 2015).

•	Granted Mr. Kummeth time-based incentive stock options and time-based and performance-based restricted stock awards.

As a result of these changes, Mr. Kummeth’s target cash and total compensation were positioned between the 50th percentile and 75th percentile of the peer group analyzed in the spring of 2014.

When the Executive Compensation Committee revisited the competitive assessment of compensation levels in the summer of 2014 using the revised peer group that was more closely aligned with the Company’s strategic objectives, the Executive Compensation Committee noted that Mr. Kummeth’s base salary and target total cash compensation were positioned around the 50th percentile relative to the peers, and long-term incentive award opportunities were positioned below the competitive 50th percentile. Accordingly, the Executive Compensation Committee made no further changes to Mr. Kummeth’s base salary and target bonus opportunity, but awarded Mr. Kummeth performance-based restricted stock and performance-based incentive stock options in August of 2015 to drive Mr. Kummeth’s continued performance and focus on shareholder value creation. As a result of these additional performance-based equity awards, Mr. Kummeth’s target total compensation was positioned at the median of the revised peer group.

When it determined the type and value of compensation appropriate to encourage Mr. Hippel to join the Company as Chief Financial Officer, the Executive Compensation Committee set base salary and the target value of performance-based and time-based equity awards in view of its ongoing attention to market data, internal equity considerations, Mr. Hippel’s extensive experience, and the Company’s strategic needs, and did not target a particular percentile rank based on peer data. Mr. Hippel’s initial annual base salary was set at $350,000, and he also received a $120,000 relocation payment that remains subject to pro-rata repayment if he terminates his employment with the Company prior to March 31, 2015. Mr. Hippel is eligible to participate in the Company’s Management Incentive Plan in order to encourage the achievement of Company goals during the 2015 fiscal year.

With respect to Mr. Melsen, who served as the Company’s CFO until February 3, 2014, the Executive Compensation Committee had set his base salary and the dollar value of his target cash incentive modestly higher than the 50th percentile of CFO compensation for the comparative group considered in the spring of 2013, and structured retention incentives in recognition of the value of his institutional knowledge.

For other NEOs, the Executive Compensation Committee considered the compensation levels implied by comparative data derived from generally available, locally published executive compensation reports, but such comparative data is only one factor considered in the overall compensation decision-making process and is not a material factor. The Executive Compensation Committee also considered internal equity considerations, experience, and strategic needs in setting other NEO compensation.

2014 Compensation Program

The Company’s executive compensation program consists of base salaries, annual performance bonuses with cash and equity components, and various benefits, including the Company’s Profit Sharing and Savings Plan and Stock Bonus Plan, in which all qualified employees of the Company participate. In addition, the Executive Compensation Committee from time to time may award special cash bonuses or equity related to non-recurring, extraordinary performance. The Executive Compensation Committee typically also awards equity in the form of stock options, restricted stock, or a combination of stock options and restricted stock upon hiring a new executive officer.

•	Base salary. Base salaries are paid to compensate the named executive officers for their normal day-to-day responsibilities. A competitive base salary is provided to each executive officer recognizing the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. Salaries are reviewed annually in connection with performance reviews.

•	Performance-based bonus plan and equity incentives. Executives are eligible to receive cash performance bonuses if predetermined Company-wide goals are achieved. The fiscal 2014 plan provided that awards would be based upon the Company’s consolidated EBITDA results, consolidated revenue results, and, with respect to certain executive officers, division EBITDA results and division revenue results for fiscal 2014. In addition, the Company annually awards stock options to executives in order to further align their interests with those of shareholders over a long-term period. The options typically vest annually in pro rata increments over the course of four years.

•	New hire and retention awards. In order to balance the objective of recruiting and retaining highly qualified executives with the desire for ongoing compensation to be tied to performance, the Executive Compensation Committee makes inducement and retention awards when appropriate. These awards are reflective of the value that such executives contribute to the Company and generally vest over a specified number of months or years.

•	Other compensation. The Company provided medical and insurance benefits to its executive officers which are the same as those generally available to all Company employees. The Company has a Profit Sharing and Savings Plan and a Stock Bonus Plan in which all qualified U.S. employees, including executive officers, participate, subject to statutory limitations on contributions for highly compensated individuals, as well as defined contribution plans for employees of other subsidiaries. Beginning January 1, 2014, the amount of the Company’s contribution to the Profit Sharing and Savings Plan is a match of up to 6% of an individual’s 401K Plan contributions. The Company made contributions to the Profit Sharing Plan of approximately $500,000 for fiscal 2014. Contributions to the Stock Bonus Plan, if any, are in the form of Company Common Stock. The Company did not make a contribution to the Stock Bonus Plan for fiscal 2014. The Company does not provide any other significant perquisites or executive benefits to its named executive officers.

Compensation Decisions

Charles R. Kummeth, President and CEO

Mr. Kummeth assumed the role of Chief Executive Officer on April 1, 2013. In light of his qualifications and experience with successful management and with mergers, acquisition integration, operations and international matters, the Executive Compensation Committee decided to pay Mr. Kummeth a base salary of $575,000 for his first year of employment. Effective as of April 1, 2014, Mr. Kummeth achieved full vesting of an incentive stock option to purchase 50,000 shares of Company Common Stock that had been awarded as of his hire date. Vesting was based on achievement of goals related to: (i) organizational design, productivity and processes; (ii) strategic planning and investment; (iii) marketing and communication initiatives; (iv) ongoing integration of Tocris Holdings Ltd. into the Company’s operations; (v) product development and commercialization; (vi) alignment of Company-wide compensation plans and processes; and (vii) technology and infrastructure opportunities. Also effective as of April 1, 2014, the Executive Compensation Committee increased Mr. Kummeth’s annualized base salary to $625,000 and his target bonus opportunity to 100% of base salary (effective in FY 2015) in light of his performance contributions and the desire of the Executive Compensation Committee to provide a market-competitive compensation opportunity. In addition, in order to encourage retention and ongoing performance, Mr. Kummeth received a time-based incentive stock option which vests 25% on October 31, 2014 and in monthly pro-rata increments thereafter through April 1, 2018, a time-based restricted stock award that vests annually in pro-rata increments from April 1, 2015 through April 1, 2017, and a performance-based restricted stock award that will vest if certain performance objectives are accomplished during the 2015 fiscal year. Such performance objectives include close and integration of Company acquisitions, strategic leadership of the Company’s management team, initiation of an enterprise resource planning project, revitalization of the Company’s website, development of a scientific advisory board for the Company and advancement of innovation partnerships, refreshment and distribution of the Company’s strategic plan, achievement of threshold financial targets, and implementation of new human resources policies. Mr. Kummeth also participated in the 2014 Management Incentive Plan, as described in greater detail under the heading “2014 Incentive Program,” and will participate in the Company’s Management Incentive Plan during the 2015 fiscal year.

James Hippel, Vice President of Finance & CFO

Mr. Hippel assumed the role of Vice President—Finance and Chief Financial Officer effective April 1, 2014. In light of his qualifications and experience with global diverse technology businesses and acquisition integration, the Executive Compensation Committee decided to pay Mr. Hippel an initial base salary of $350,000, which is subject to annual review by the Executive Compensation Committee of the Company’s Board of Directors. Mr. Hippel also received a relocation payment of $120,000, which he must repay on a pro rata basis if he voluntarily terminates his employment prior to the first anniversary of his start date. On the commencement of his employment, Mr. Hippel was granted a time-based stock option to purchase an aggregate of 25,000 shares of Common Stock of the Company and a performance-based stock option to purchase an aggregate of 10,000 shares of Company Common Stock. The time-based stock option will vest in equal installments on the first four anniversaries of the commencement of Mr. Hippel’s employment and the performance-based stock option will vest if the Company achieves certain performance goals during the 2015 fiscal year. Such performance goals include development of monthly and quarterly business review processes, analysis, launch and implementation of an enterprise resource planning system, initiation of updates to the Company’s website, leadership of business systems analysis and process consolidation efforts to promote enhanced financial compliance, selection and assessment of financial staff, leadership of financial reporting processes, successful management of investor relations efforts and successful financial integration of acquired companies. Mr. Hippel also received on the date of the commencement of his employment an award of 5,000 restricted stock units, which award will vest in equal installments on the first three anniversaries of the commencement of Mr. Hippel’s employment. Vesting of all of the foregoing equity awards is also conditioned upon Mr. Hippel remaining employed by the Company. In addition, beginning in fiscal 2015, Mr. Hippel will be eligible for an annual cash incentive bonus based on performance standards established from time-to-time by the Executive Compensation Committee pursuant to the terms of the Company’s Management Incentive Plan. In lieu of participation in the Company’s Management Incentive Plan in fiscal 2014, the Board approved a discretionary cash bonus for Mr. Hippel in the amount of $20,000 in July 2014.

Marcel Veronneau, Senior Vice President—Clinical Controls

Mr. Veronneau joined the Company in 1993, served as Vice President—Hematology Operations since 1995 and is now Senior Vice President—Clinical Controls. In fiscal 2014, the Clinical Controls Division achieved a 7% organic growth in net sales, due in large part to the leadership and contributions of Mr. Veronneau. The Executive Compensation Committee approved a base salary of $225,013 for Mr. Veronneau for fiscal 2014 and has approved a base salary of $231,763 for Mr. Veronneau for fiscal 2015, in each case based on a recommendation from the Chief Executive Officer, experience and performance contributions, the Company’s strategic initiatives, internal pay equity, general market comparative data and other factors. Mr. Veronneau also participated in the 2014 Management Incentive Plan, as described in greater detail under the heading “2014 Incentive Program,” and will participate in the Company’s Management Incentive Plan during the 2015 fiscal year.

Fernando Bazan, Chief Technology Officer

Dr. Bazan joined the Company in August of 2014 as Chief Technology Officer. The Executive Compensation Committee approved a base salary of $250,000 for Dr. Bazan for fiscal 2014 based on his experience, the Company’s strategic initiatives, internal pay equity, general market compensation and other factors, and has approved a base salary of $257,500 for Dr. Bazan for fiscal 2015 based on a recommendation from the Chief Executive Officer, Dr. Bazan’s experience and performance contributions, the Company’s strategic initiatives, internal pay equity, general market compensation and other factors. Dr. Bazan also participated in the 2014 Management Incentive Plan, as described in greater detail under the heading “2014 Incentive Program,” and will participate in the Company’s Management Incentive Plan during the 2015 fiscal year.

Kevin Reagan, Senior Vice President of Biotechnology

Dr. Reagan joined the Company in January 2012 as Vice President—Immunology and was appointed Senior Vice President—Biotechnology on August 1, 2013. The Executive Compensation Committee approved a base salary of $276,504 for Dr. Reagan for fiscal 2014 and has approved a base salary of 284,799 for Dr. Reagan for fiscal 2015, in each case based on a recommendation from the Chief Executive Officer, Dr. Reagan’s experience and performance, the Company’s strategic initiatives, internal pay equity, general market compensation, and other factors. Dr. Reagan also participated in the 2014 Management Incentive Program, as described in greater detail under the heading “2014 Incentive Program,” and will participate in the Company’s Management Incentive Plan during the 2015 fiscal year.

Gregory J. Melsen, Former Vice President—Finance, Treasurer and CFO

Mr. Melsen was employed by the Company from 2004 until his resignation effective February 3, 2014. For fiscal 2014, Mr. Melsen received a pro rata portion of his $375,000 annual base salary, corresponding to the portion of the fiscal year for which he was employed. Mr. Melsen also received a monthly retention incentive in the amount of approximately $15,625, paid to him from July 2013 through January 2014. Mr. Melsen did not participate in the 2014 Management Incentive Plan, as the Executive Compensation Committee had previously decided that Mr. Melsen’s monthly retention bonus should function in lieu of, rather than in addition to, and short term incentive plan payments.

2014 Incentive Program

As noted in the Executive Summary of this Compensation Discussion and Analysis, the Executive Compensation Committee pursues the following primary objectives when structuring executive compensation:

•	Competitiveness: We aim to recruit and retain highly qualified executive officers by offering total compensation that is competitive with that offered for comparable positions.

•	Pay for Performance: Through base salary increases and short- and long-term incentives tied to achievement of performance criteria, we motivate and reward executives for the achievement of important business and individual performance objectives.

•	Alignment to Shareholder Interests: We use performance-based compensation and stock options with long-term vesting schedules to align the interest of executive officers with the long-term interest of shareholders.

•	Internal Pay Equity: We believe that employees should be fairly compensated based on their level of responsibility within the Company, that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within the Company and that the percentage increase in base salary for executives should not be greater than the percentage increase paid to the Company’s other employees.

In August 2013 the Executive Compensation Committee approved the Management Incentive Plan, along with performance goals, for the 2014 fiscal year (the “MIP”). The MIP has two components, the Short-Term Incentive Plan (“STIP”), which applies to the CEO and all CEO direct reports, and the CEO Long-Term Incentive Plan (“LTIP”). Awards under the MIP are governed by the Company’s 2010 Equity Incentive Plan. The Executive Compensation Committee believes that the MIP furthers its objectives of providing competitive compensation, aligning executive pay with Company performance, encouraging behavior that will enhance long-term shareholder value and maintaining compensation levels reflective of executives’ responsibilities and the overall compensation levels of Company employees.

Short-Term Incentive Plan

The STIP is intended to reward performance based on the achievement of annual goals through cash bonuses. Each executive is eligible for an annual bonus equal to a percentage of his or her base salary in effect at the beginning of the fiscal year. Executives will earn cash payments if performance goals are achieved by the Company (or, for certain executives, the Company and the applicable Company division). For the 2014 fiscal year, the payment amounts varied by participant and were based on a percentage of the executive’s base salary, as follows:

	Threshold: Company/division goals achieved at 95% - 99.9% level	Target: Company/division goals achieved at 100% - 109.9% level (104.9% for certain executives who are not NEOs)	Maximum: Company/division goals achieved at 110% or above level (105% for certain executives who are not NEOs)
Payment (% of base salary)	5% - 37.5%	10% - 75%	20% - 150%

For threshold, target and maximum performance during the 2014 fiscal year: Mr. Kummeth was eligible for a bonus equal to 37.5%, 75% and 150% of his base salary, respectively; Dr. Bazan was eligible for a bonus equal to 12.5%, 25%, and 50% of his base salary, respectively; Mr. Veronneau was eligible for a bonus equal to 10%, 20% and 40% of his base salary, respectively; and Dr. Reagan was eligible for a bonus equal to 10%, 20% and 40% of his base salary, respectively. For threshold, target and maximum performance during the 2015 fiscal year: Mr. Kummeth will be eligible for a bonus equal to 50%, 100% and 200% of his base salary, respectively; Dr. Bazan will be eligible for a bonus equal to 12.5%, 25%, and 50% of his base salary, respectively; Mr. Veronneau will be eligible for a bonus equal to 12.5%, 25% and 50% of his base salary, respectively; Dr. Reagan will be eligible for a bonus equal to 12.5%, 25% and 50% of his base salary, respectively; and Mr. Hippel will be eligible for a bonus equal to 32.5%, 65% and 130% of his base salary, respectively.

After consideration of the Company’s strategic goals and financial measures that impact appreciation of shareholder value, the Executive Compensation Committee determined that, under the MIP for the 2014 fiscal year, 50% of the potential STIP bonus would depend on achievement of an adjusted EBITDA goal by the Company (and, for certain executives, the Company and the applicable Company division) and 50% of the potential STIP bonus would depend on achievement of an adjusted revenue goal by Company (and, for certain executives, the Company and the applicable Company division). For purposes of the STIP, calculation of EBITDA and revenue exclude the impact of foreign currency exchange rates. The Executive Compensation Committee has selected the same objectives for the 2015 fiscal year. In 2015 the MIP will also apply to a broader group of employees.

In fiscal 2014, the Company achieved 98.39% of its target consolidated revenue (meeting the threshold level of performance) and 100.77% of its target consolidated EBITDA (meeting the target level of performance). In addition, the Company’s Biotechnology Division satisfied threshold revenue and EBITDA goals and the Company’s Clinical Controls Division satisfied threshold revenue but not threshold EBITDA goals. In light of the consolidated performance for fiscal 2014, Mr. Kummeth and Dr. Bazan received STIP bonuses of $421,037 and $55,935, respectively. Dr. Reagan earned a STIP bonus of $52,077 based 50% on the Company’s consolidated results and 50% on the results of the Biotechnology Division, and Mr. Veronneau earned a STIP bonus of $37,428 based 50% on the Company’s consolidated results and 50% on the results of the Clinical Controls Division.

The Executive Compensation Committee retains the power to determine the bonus amounts and criteria for any new participants and to adjust the bonus amounts and criteria from time to time.

A participant must be employed on the last day of the fiscal year to receive any portion of the STIP bonus he earns. If the person resigns for any reason before the end of the fiscal year, he will forfeit the entire bonus.

CEO Long-Term Incentive Plan

The CEO LTIP is intended to reward improvement in long-term Company performance, thereby aligning the financial interest of the Company’s CEO with the financial interests of Company shareholders. The Executive Compensation Committee intends to grant awards under the LTIP primarily in the form of stock options and/or restricted stock, and may also utilize cash performance units. As presented above under the subheading “Use of Compensation Consultant and Peer Groups,” during the 2014 fiscal year, the Executive Compensation Committee, in consultation with Aon Hewitt, evaluated a group of aspirational peers that are strategically aligned with the goals of the Company. In consideration of such evaluation along with general market data, Company pay practice, the Company’s long-term strategic initiatives, and the Company’s compensation philosophy, the Executive Compensation Committee established an LTIP structure and goals for the 2015 fiscal year. The Executive Compensation Committee specifically determined that it would be appropriate to provide a performance-based long-term compensation opportunity to position Mr. Kummeth’s target total compensation package within the range of the competitive median, in order to remain competitive and to incent the achievement of long-term performance goals. On August 12, 2014, the Executive Compensation Committee granted 80,460 stock options and 11,129 restricted stock units to Mr. Kummeth pursuant to the LTIP. The awards will vest on August 12, 2017 to the extent that the Company achieves threshold, target or maximum performance goals relating to organic revenue growth and adjusted earnings per share during the 2015, 2016 and 2017 fiscal years.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Executive Compensation Committee considers the tax deductibility of payments when setting compensation and may provide compensation that is not tax deductible if it determines that such action is appropriate.

2014 Summary Compensation Table

The named executive officers received the following compensation for the fiscal years ended June 30, 2014, 2013 and 2012:

Name and Principal Position	Fiscal Year	Salary(1)	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Charles R. Kummeth,(4)	2014	$586,359	$1,539,994	(5)	$600,003	(6)	$421,037		$33,108	(7)	$3,180,501
President and CEO	2013	143,750	1,011,900	(5)	964,850	(6)	107,813		13,217		2,241,530
	2012	—	—		—		—		—		—
James Hippel,(8)	2014	79,423	431,250	(9)	498,750	(10)	20,000		133,592	(11)	1,163,015
Vice President of Finance and CFO	2013	—	—		—		—		—		—
	2012	—	—		—		—		—		—
Marcel Veronneau,	2014	225,013	—		201,750	(12)	37,428		3,375		467,566
Senior Vice President—Clinical Controls	2013	210,000	—		12,495	(12)	—		—		210,000
	2012	200,000	—		288,411	(12)	12,500		6,573		504,573
Fernando Bazan,(13)	2014	223,091	—		336,250	(14)	55,935		3,750		619,026
Chief Technology Officer	2013	—	—		—		—		—		—
	2012	—	—		—		—		—		—
Kevin Reagan,(15)	2014	276,504	—		201,751	(16)	52,077		4,148		534,480
Senior Vice President Biotechnology	2013	—	—		—		—		—		—
	2012	—	—		—		—		—		—
Gregory J. Melsen, (17)	2014	271,193	—		269,000	(18)	109,375		—		380,568
Former Vice-President —Finance, Treasurer and CFO	2013	384,375	—		174,339	(18)	225,000	(19)	0		763,375
	2012	315,000	—		24,611	(18)	20,000		7,243		362,243

(1)	Includes amounts deferred under the Company’s Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.
(2)	Amounts shown above represent the total grant date fair value of equity-based compensation in the respective fiscal years assuming full (maximum) achievement of applicable performance criteria. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note I to the Company’s audited financial statements for the fiscal year ended June 30, 2014, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2014.
(3)	Represents cash bonuses earned under the Company’s cash incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year, and other cash bonuses paid during the applicable fiscal year.

(4)	Mr. Kummeth joined the Company on April 1, 2013.
(5)	Represents a grant of 17,855 shares of restricted stock to Mr. Kummeth on April 1, 2014 and a grant of 15,000 shares of restricted stock on April 1, 2013.
(6)	For 2014, includes a time-vested option to purchase 46,316 shares of Common Stock issued to Mr. Kummeth on April 1, 2014. For 2013, includes a time-vested option to purchase 65,000 shares of Common Stock and a performance-vested option to purchase 50,000 shares that was issued to Mr. Kummeth on April 1, 2013 upon the Company hiring him to serve as Chief Executive Officer.
(7)	Includes $3,022 annual premium for a supplemental life and disability insurance policy, $22,436 dividend paid on unvested restricted stock and $7,650 for 401k match.
(8)	Mr. Hippel joined the Company on April 1, 2014.
(9)	Represents a grant of 5,000 restricted stock units issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.
(10)	Includes a time-vested option to purchase 25,000 shares of Common Stock and a performance-vested option to purchase 10,000 shares of Common Stock issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.
(11)	Includes a payment of $120,000 for relocation paid on April 1, 2014 (provided that if Mr. Hippel terminates his employment prior to March 31, 2015, he will be required to repay a pro rata portion of such amount), and $13,592 for temporary housing and travel between Minneapolis and Mr. Hippel’s prior residence from April 1, 2014 to June 30, 2014.
(12)	For 2014, includes a time-vested option to purchase 15,000 shares that was issued to Mr. Veronneau on August 1, 2013. For 2013, includes an option to purchase 1,097 shares that was issued to Mr. Veronneau on July 27, 2012. For 2012, includes a time-vested option to purchase 20,000 shares and an option to purchase 1,129 shares that were issued to Mr. Veronneau on July 28, 2011 following his execution of a new employment agreement effective July 1, 2012.
(13)	Dr. Bazan joined the Company on August 1, 2013.
(14)	Represents time-vested options to purchase 25,000 shares of Common Stock that were issued to Dr. Bazan upon the Company hiring him as Chief Technical Officer on August 1, 2013.
(15)	Dr. Reagan joined the Company on January 24, 2012 and became an executive officer on August 1, 2013.
(16)	Represents time-vested options to purchase 15,000 shares of Common Stock that was issued to Dr. Reagan on August 1, 2013.
(17)	Mr. Melsen separated from the Company effective February 3, 2014.
(18)	For 2014, includes a time-vested option to purchase 20,000 shares that was issued to Mr. Melsen on August 1, 2013. For 2013, includes an option to purchase 15,000 shares was issued to Mr. Melsen on November 30, 2012 as result of an amendment to his employment agreement effective November 30, 2012, and an option to purchase 1,755 shares that was issued to Mr. Melsen on July 27, 2012. For 2012, includes an option to purchase 1,803 shares that was issued to Mr. Melsen on July 28, 2011. Mr. Melsen acted as interim Chief Executive Officer from December 1, 2012 through March 31, 2013.
(19)	Represents a cash bonus of $225,000 paid to Mr. Melsen on June 30, 2013 pursuant to the terms of the November 30, 2012 amendment to his employment agreement, which was entered into upon his appointment as interim Chief Executive Officer.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in fiscal 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards(3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Charles R. Kummeth	—	$215,625	$431,250	$862,500	—	—	—	—	—	—	—
	4/1/2014	—	—	—	—	10,203	—	—	—	—	$86.25
	4/1/2014	—	—	—	—	—	—	7,652	—	—	86.25
	4/1/2014	—	—	—	—	—	—	—	46,316	$86.25	14.25
James Hippel(4)	4/1/2014	—	—	—	—	—	—	—	25,000	86.25	14.25
	4/1/2014	—	—	—	—	10,000	—	—	—	86.25	14.25
	4/1/2014	—	—	—	—	—	—	5,000	—	—	86.25
Marcel Veronneau	—	22,501	45,003	90,005	—	—	—	—	—	—	—
	8/1/2013	—	—	—	—	—	—	—	15,000	76.02	13.45
Fernando Bazan	—	31,250	62,500	125,000	—	—	—	—	—	—	—
	8/1/2013	—	—	—	—	—	—	—	10,000	76.02	13.45
	8/1/2013	—	—	—	—	—	—	—	15,000	76.02	13.45
Kevin Reagan	—	27,650	55,301	110,602	—	—	—	—	—	—	—
	8/1/2013	—	—	—	—	—	—	—	15,000	76.02	13.45
Gregory J. Melsen(5)	8/1/2013	—	—	—	—	—	—	—	20,000	76.02	13.45

(1)	Represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for fiscal 2014 and would have been paid in fiscal 2015. The payout under the Company’s Management Incentive Plan for fiscal 2014 for each participant depended on an individualized ratio of consolidated EBITDA results, consolidated revenue results, division EBITDA results, and division revenue results. On July 29, 2014, the Board approved the following bonuses: Mr. Kummeth in the amount of $421,037, Mr. Veronneau in the amount of $37,428, Dr. Bazan in the amount of $55,935, and Dr. Reagan in the amount of $52,077.
(2)	Represents the number of performance-based equity awards granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan.
(3)	The fair value of the equity awards is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the equity awards are described in Note I to the Company’s audited financial statements for the fiscal year ended June 30, 2014, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2014.
(4)	Mr. Hippel did not participate in the Company’s performance-based bonus pool for fiscal 2014 because he joined the Company during the third quarter of the fiscal year. In lieu of participation in the Company’s Management Incentive Plan in fiscal 2014, the Board approved a discretionary cash bonus for Mr. Hippel of $20,000 in July 2014.
(5)	Mr. Melsen did not participate in the Company’s short term incentive plan for fiscal 2014 because the Executive Compensation Committee determined that the monthly retention bonus he was eligible to receive in 2014 under his employment agreement should function in lieu of, rather than in addition to, any short term incentive plan payments.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2014.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested		Market Value of Shares or Stock that have not Vested	Number of Unearned Shares, Units or Other Rights that have not Vested		Market Value of Unearned Shares that have not Vested
Charles R. Kummeth	18,957		46,043	(1)	—		$67.46	4/1/2020	7,652	(2)	$718,217	—		—
	50,000	(3)	0		—		67.46	4/1/2020	—		—	10,203	(4)	$957,654
	0		46,316	(5)	—		86.25	4/1/2021	10,000	(6)	938,600	—		—
James Hippel	0		25,000	(7)	—		86.25	4/1/2021	5,000	(8)	469,300	—		—
	0				10,000	(9)	86.25	4/1/2021	—		—	—		—
Marcel Veronneau	385		0		—		79.41	7/24/2015	—		—	—		—
	494		0		—		62.46	7/23/2016	—		—	—		—
	10,000		0		—		66.25	4/29/2017	—		—	—		—
	1,281		0		—		58.40	7/29/2017	—		—	—		—
	15,000		5,000	(10)	—		76.15	7/27/2018	—		—	—		—
	1,129		0		—		76.15	8/27/2018	—		—	—		—
	1,097		0		—		74.05	7/26/2019	—		—	—		—
	0		15,000	(11)	—		76.02	7/31/2020	—		—	—		—
Fernando Bazan	0		10,000	(12)	—		76.02	7/31/2020	—		—	—		—
	0		15,000	(11)	—		76.02	7/31/2020
Kevin Reagan	7,182		3,591	(13)	—		70.96	1/23/2019	—		—	—		—
	2,818		1,409	(14)	—		70.96	1/23/2019	—		—	—		—
	516		0		—		74.05	7/26/2019	—		—	—		—
	0		15,000	(11)	—		76.02	7/31/2020	—		—	—		—

(1)	Vests 8,125 shares on October 1, 2013, 1,354 shares on the first day of each month for the period beginning November 1, 2013 and ending March 1, 2017 and 1,361 shares on April 1, 2017.
(2)	Restricted stock risk of forfeiture will lapse with respect to 2,550 shares on April 1, 2015 and 2,551 shares on April 1, 2016 and April 1, 2017.
(3)	Vested pursuant to the achievement of performance goals that relate to the following: (i) organizational design, productivity and processes; (ii) strategic planning and investment; (iii) marketing and communication initiatives; (iv) ongoing integration of Tocris Holdings Ltd. into the Company’s operations; (v) product development and commercialization; (vi) alignment of Company-wide compensation plans and processes; and (vii) technology and infrastructure opportunities.
(4)	Restricted stock risk of forfeiture will lapse pursuant to performance goals that relate to the following: (i) close and integration of Company acquisitions; (ii) strategic leadership of the Company’s management team; (iii) initiation of an enterprise resource planning project; (iv) revitalization of the Company’s website; (v) development of a scientific advisory board for the Company and advancement of innovation partnerships; (vii) refreshment and distribution of the Company’s strategic plan; (viii) achievement of threshold financial targets; and (ix) implementation of new human resources policies.
(5)	Vests 5,790 shares on October 1, 2014, 965 shares on the first day of the month for the period beginning November 1, 2014 and ending March 1, 2018, and 961 shares on April 1, 2018.
(6)	Restricted stock risk of forfeiture will lapse with respect to 5,000 shares on each of April 1, 2015 and April 1, 2016.
(7)	Vests 6,250 shares on each of April 1, 2015, April 1, 2016, April 1, 2017, and April 1, 2018.
(8)	Restricted stock units to vest in three equal annual installments beginning March 31, 2015.
(9)	Vests pursuant to the achievement of performance goals that relate to the following: (i) development of monthly and quarterly business review processes; (ii) analysis, launch and implementation of an enterprise resource planning system; (iii) initiation of updates to the Company’s website; (iv) leadership of business systems analysis and process consolidation efforts to promote enhanced financial compliance; (v) selection and assessment of financial staff; (vi) leadership of financial reporting processes; (vii) successful management of investor relations efforts; and (viii) successful financial integration of acquired companies.
(10)	Vests 5,000 on each of June 30, 2012, June 30, 2013, June 30, 2014 and June 30, 2015.
(11)	Vests 3,750 on each of August 1, 2014, August 1, 2015, August 1, 2016, and August 1, 2017.
(12)	Vests 3,333 on August 1, 2014 and August 1, 2015. Vests 3,334 on August 1, 2016.
(13)	Vests 3,591 on each of January 24, 2013, January 24, 2014, and January 24, 2015.
(14)	Vests 1,409 on each of January 24, 2013, January 24, 2014, and January 24, 2015.

2014 Option Exercises

The following table shows options exercised by the named executive officers during fiscal 2014. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Charles R. Kummeth			5,000	$431,250
Marcel Veronneau	1,077	$27,048
Gregory J. Melsen	52,888	1,595,989

Employment Contracts and Change in Control Arrangements

The Company has an employment agreement with Mr. Kummeth that became effective on April 1, 2013 and will continue until it is terminated by either Mr. Kummeth or the Company pursuant to its terms. The employment agreement provides for a base salary that is subject to annual review by the Executive Compensation Committee and an annual cash incentive bonus at a target amount of 75% of Mr. Kummeth’s base salary based on performance standards established from time-to-time by the Executive Compensation Committee, which target cash incentive was increased to 100% of base salary for the 2015 fiscal year. If the employment agreement is terminated in certain circumstances, such as by the Company without cause or by Mr. Kummeth for good reason, the Company will be required to pay severance to Mr. Kummeth in an amount equal to one year of his then-current base salary. If the employment agreement is terminated by the Company within one year following a change in control (as defined below), the Company may be required to pay severance to Mr. Kummeth in an amount equal to two years of his then-current base salary, plus the pro-rated value of any incentive compensation earned through the date of such termination, and the automatic acceleration of any vesting requirements of equity grants. For the purpose of Mr. Kummeth’s employment agreement, “change of control” means the occurrence of most corporate events in which any person, entity or group becomes the owner of Company securities representing more than 50% of the combined voting power of the outstanding securities. Any severance paid to Mr. Kummeth is contingent upon Mr. Kummeth’s release of claims against the Company.

The Company has an employment agreement with Mr. Hippel that became effective on April 1, 2014 and will continue through March 31, 2017. The employment agreement provides for a base salary that is subject to annual review by the Executive Compensation Committee and a one-time relocation payment of $120,000 which Mr. Hippel must repay on a pro rata basis if he voluntarily terminates his employment prior to the first anniversary of his start date. The employment agreement also provides that, beginning with the Company’s 2015 fiscal year, Mr. Hippel will be eligible to receive an annual cash incentive bonus based on performance standards established from time-to-time by the Executive Compensation Committee pursuant to the terms of the Company’s Management Incentive Plan, with a target cash incentive of 65% of Mr. Hippel’s base salary for the 2015 fiscal year. The employment agreement may be terminated at any time by either party upon written notice. If it is terminated in certain circumstances, such as by the Company without cause or by Mr. Hippel for good reason, the Company will be required to pay severance to Mr. Hippel in an amount equal to one year of his then-current base salary. If the employment agreement is terminated by the Company within one year following a change of control (as defined below), the Company may be required to pay severance to Mr. Hippel in an amount equal to one year of his then-current base salary, plus the pro-rated value of any incentive compensation earned through the date of such termination, and the automatic acceleration of any vesting requirements of equity grants. For the purpose of Mr. Hippel’s employment agreement, “change of control” means the occurrence of most corporate events in which any person, entity, or group becomes the owner of Company securities representing more than 50% of the combined voting power of the outstanding securities. Any severance paid to Mr. Hippel is contingent upon Mr. Hippel’s release of claims against the Company.

The Company has employment agreements effective through June 30, 2015 with Mr. Veronneau, and through July 30, 2015 with Dr. Reagan. The employment agreements provide for base salary subject to review by the Executive Compensation Committee, eligibility for cash bonuses in accordance with existing management incentive programs, and severance compensation under certain circumstances. The severance payments are triggered if employment with the Company is terminated in connection with a merger, sale, or change in control of the Company. For the purposes of Mr. Veronneau’s and Dr. Reagan’s employment agreements, “change in control” means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company. The severance compensation is a lump sum amount equal to the base salary and cost of benefits which would otherwise have been paid under the terms of the employment agreement had the agreement continued to be enforced for twelve months from the date of termination plus a pro-rata portion of the management incentive bonus Mr. Veronneau or Dr. Reagan would have been entitled to, if any, during the fiscal year in which termination occurred. Any severance paid to Mr. Veronneau or Dr. Reagan is contingent upon each, respectively, executing a release of claims against the Company.

The Company has an employment agreement effective through July 31, 2016 with Dr. Bazan. The employment agreement provides for base salary subject to annual review, eligibility for cash bonuses in accordance with existing management incentive programs, and severance compensation under certain circumstances. The severance payments may be triggered in the event that employment with the Company is terminated as a result of a change in control (as defined below) of the Company and Dr. Bazan has less than 12 months before the end of the term of his employment agreement. For the purpose of Dr. Bazan’s employment agreement, “change of control” means the occurrence of most corporate events in which any person, entity, or group becomes the owner of Company securities representing more than 50% of the combined voting power of the outstanding securities. The severance compensation is an amount equal to one year of Dr. Bazan’s then-current base salary. Any severance paid to Dr. Bazan is contingent upon Dr. Bazan’s release of claims against the Company.

For each named executive officer, the estimated amount of potential payments at June 30, 2014, assuming the executive’s employment terminates pursuant to a covered reason is as follows:

		Severance Upon Termination for Change in Control
Name	Cash Severance Upon Termination Without Cause or Resignation for Good Reason	Cash Severance	Value of Accelerated Equity Awards	Other (1)
Charles R. Kummeth	$625,000	$1,671,037	$4,182,470	$—
James Hippel	350,000	350,000	735,650	—
Marcel Veronneau	—	262,441	—	18,000
Fernando Bazan	—	250,000	—	—
Kevin Reagan	—	328,581	—	18,000

(1)	Consists of the value of medical, dental, disability and life insurance premiums.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Howard V. O’Connell

Randolph C. Steer, M.D., Ph.D.

    Members of the Audit Committee as of

the Committee Review date on August 18, 2014

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for fiscal 2014 and 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions. The Audit Committee has appointment KPMG LLP its independent registered public accounting firm for fiscal 2015.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2014 and 2013:

	2014	2013
Audit Fees	$607,200	$505,000
Audit-Related Fees	581,000	0
Tax Fees	187,000	220,000
All Other Fees	0	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for fiscal 2014 and 2013 include $71,000 and $92,000 for acquisition related tax consulting, respectively.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are approved quarterly by the Audit Committee. All of the services rendered by KPMG LLP in fiscal 2014 and 2013 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2014, all Section 16(a) filing requirements applicable to Insiders were met, except for Forms 4 filed by Messrs. Melsen, Reagan, and Veronneau filed on August 8, 2013 for transactions that occurred on August 1, 2013, an amended Form 4 filed by Dr. Bazan on August 8 incorporating an option grant made on August 1, 2013, and a Form 4 filed by Mr. O’Connell on May 8, 2014 for a transaction that occurred on May 5, 2014.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2015 Annual Meeting must be received by the Company at its offices by May 27, 2015 to be eligible for inclusion in the Company’s Proxy Statement and related Proxy for the 2015 Annual Meeting. For a discussion of policies and procedures related to shareholder recommendations of candidates for director, please see the section on the Nominations and Governance Committee discussed previously under Directors’ Meetings and Committee Structure.

Also, if a shareholder proposal intended to be presented at the 2015 Annual Meeting but not included in the Company’s Proxy Statement and Proxy is not received by the Company between August 1, 2015 and August 31, 2015, then management named in the Company’s Proxy for the 2015 Annual Meeting will have discretionary authority to vote the shares represented by such Proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

HOUSEHOLDING

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other shareholder(s) sharing your address, please (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact Techne Investor Relations at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2014, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2014, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO PRESIDENT, TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 19, 2014
Minneapolis, Minnesota

APPENDIX A

TECHNE CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I—ESTABLISHMENT OF PLAN

1.01	Adoption by Board of Directors. By action of the Board of Directors of Techne Corporation, (the “Corporation”) on September 8, 2014, subject to approval by its shareholders, the Corporation has adopted an employee stock purchase plan pursuant to which Eligible Employees of the Corporation and certain of its Subsidiaries may be offered the opportunity to purchase shares of Stock of the Corporation. The terms and conditions of this Plan are set forth in this plan document, as amended from time to time as provided herein. The Corporation intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and shall be construed in a manner consistent with the requirements of Code Section 423 and the regulations thereunder.

1.02	Shareholder Approval and Term. This Plan shall become effective upon its adoption by the Board of Directors and shall terminate December 31, 2024; provided, however, that the Plan shall be subject to approval by the shareholders of the Corporation within twelve (12) months after the Plan is adopted by the Board in the manner provided under Code Section 423 and the regulations thereunder; and provided, further that the Board of Directors may extend the term of the Plan for such period as the Board, in its sole discretion, deems advisable. In the event the shareholders fail to approve the Plan within twelve (12) months after the Plan is adopted by the Board, this Plan shall not become effective and shall have no force and effect, participation in the Plan shall immediately cease, all outstanding options shall immediately be canceled and all payroll deductions shall be returned to the Participants without interest. No shares of stock shall be issued to any Participant for any Phase unless and until the shareholders approve the Plan within such twelve-month period.

ARTICLE II—PURPOSE

2.01	Purpose. The primary purpose of the Plan is to provide an opportunity for Eligible Employees of the Corporation to become shareholders of the Corporation, thereby providing them with an incentive to remain in the Corporation’s employ, to improve operations, to increase profits and to contribute more significantly to the Corporation’s success.

ARTICLE III—DEFINITIONS

3.01	“Administrator” means the Board of Directors or such Committee appointed by the Board of Directors to administer the Plan. The Board or the Committee may, in its sole discretion, authorize the officers of the Corporation to carry out the day-to-day operation of the Plan. In its sole discretion, the Board may take such actions as may be taken by the Administrator, in addition to those powers expressly reserved to the Board under this Plan.

3.02	“Board of Directors” or “Board” means the Board of Directors of Techne Corporation.

3.03	“Compensation” means the Participant’s base compensation, excluding overtime, commissions, bonuses and tips.

3.04	“Corporation” means Techne Corporation, a Minnesota corporation.

3.05	“Eligible Employee” means any employee who, as determined on or immediately prior to an Enrollment Period, is a full-time or part-time employee of the Corporation or one of its Subsidiaries, is customarily employed for more than twenty (20) hours per week, and has completed at least six (6) months of continuous service; provided, however, that employees who are officers subject to Section 16 of the Securities Exchange Act of 1934 shall not participate.

3.06	“Enrollment Period” means the period determined by the Administrator for purposes of accepting elections to participate during a Phase from Eligible Employees.

3.07	“Fiscal Year” means the fiscal year of the Corporation, which is the twelve-month period ending June 30th.

3.08	“Participant” means an Eligible Employee who has been granted an option and is participating during a Phase through payroll deductions, but shall exclude those employees subject to the limitations described in Section 9.03 below.

3.09	“Phase” means the period beginning on the date that the option was granted, otherwise referred to as the commencement date of the Phase, and ending on the date that the option was exercised, otherwise referred to as the termination date of the Phase.

3.10	“Plan” means the Techne Corporation 2014 Employee Stock Purchase Plan.

3.11	“Stock” means the voting common stock of the Corporation.

3.12	“Subsidiary” means any corporation defined as a subsidiary of the Corporation in Code Section 424(f) as of the effective date of the Plan and that the Board has approved to participate in the Plan, and such other corporations that qualify as subsidiaries of the Corporation under Code Section 424(f) as the Board approves to participate in this Plan from time to time.

ARTICLE IV—ADMINISTRATION

4.01	Administration. Except for those matters expressly reserved to the Board pursuant to any provisions of the Plan, the Administrator shall have full responsibility for administration of the Plan, which responsibility shall include, but shall not be limited to, the following:

(a) The Administrator shall, subject to the provisions of the Plan, establish, adopt and revise such rules and procedures for administering the Plan, and shall make all other determinations as it may deem necessary or advisable for the administration of the Plan;

(b) The Administrator shall, subject to the provisions of the Plan, determine all terms and conditions that shall apply to the grant and exercise of options under this Plan, including, but not limited to, the number of shares of Stock that may be granted, the date of grant, the exercise price and the manner of exercise of an option. The Administrator may, in its discretion, consider the recommendations of the management of the Corporation when determining such terms and conditions;

(c) The Administrator shall have the exclusive authority to interpret the provisions of the Plan, and each such interpretation or determination shall be conclusive and binding for all purposes and on all persons, including, but not limited to, the Corporation and its Subsidiaries, the shareholders of the Corporation and its Subsidiaries, the Administrator, the directors, officers and employees of the Corporation and its Subsidiaries, and the Participants and the respective successors-in-interest of all of the foregoing; and

(d) The Administrator shall keep minutes of its meetings or other written records of its decisions regarding the Plan and shall, upon requests, provide copies to the Board.

ARTICLE V—PHASES OF THE PLAN

5.01	Phases. The Plan shall be carried out in one or more Phases of six (6) months each. Unless otherwise determined by the Administrator, in its discretion, Phases shall commence on January 1 and July 1 of each fiscal year during the term of the Plan. No two Phases shall run concurrently, and no Phase shall a period longer than twenty-seven (27) months.

5.02	Limitations. The Administrator may, in its discretion, limit the number of shares available for option grants during any Phase as it deems appropriate. Without limiting the foregoing, in the event all of the shares of Stock reserved for the grant of options under Section 12.01 is issued pursuant to the terms hereof prior to the commencement of one or more Phases or the number of shares of Stock remaining is so small, in the opinion of the Administrator, as to render administration of any succeeding Phase impracticable, such Phase or Phases may be canceled or the number of shares of Stock limited as provided herein. In addition, if, based on the payroll deductions authorized by Participants at the beginning of a Phase, the Administrator determines that the number of shares of Stock which would be purchased at the end of a Phase exceeds the number of shares of Stock remaining reserved under Section 12.01 hereof for issuance under the Plan, or if the number of shares of Stock for which options are to be granted exceeds the number of shares designated for option grants by the Administrator for such Phase, then the Administrator shall make a pro rata allocation of the shares of Stock remaining available in as nearly uniform and equitable a manner as the Administrator shall consider practicable as of the commencement date of the Phase or, if the Administrator so elects, as of the termination date of the Phase. In the event such allocation is made as of the commencement date of a Phase, the payroll deductions which otherwise would have been made on behalf of Participants shall be reduced accordingly.

ARTICLE VI—ELIGIBILITY

6.01	Eligibility. Subject to the limitations described in Section 9.03, each employee who is an Eligible Employee on or immediately prior to the commencement of a Phase shall be eligible to participate in such Phase. If, in the discretion of the Administrator, any Phase commences on a date other than January 1 or July 1, whether an employee is an Eligible Employee shall be determined on a date selected by the Administrator, which date shall be at least thirty (30) days prior to the commencement date of the Phase.

ARTICLE VII—PARTICIPATION

7.01	Participation. Participation in the Plan is voluntary. An Eligible Employee who desires to participate in any Phase of the Plan must complete the Plan enrollment form provided by the Administrator and deliver such form to the Administrator or its designated representative during the Enrollment Period established by the Administrator prior to the commencement date of the Phase.

7.02	Subsequent Phases. An Eligible Employee who elects to participate in a Phase of a fiscal year shall be deemed to have elected to participate in each subsequent Phase unless such Participant elects to discontinue payroll deductions during a Phase. In such event, such Participant must complete a change of election form or a new Plan enrollment form and file such form with the Administrator during the Enrollment Period prior to the next Phase with respect to which the Eligible Employee wishes to participate.

ARTICLE VIII—PAYMENT: PAYROLL DEDUCTIONS

8.01	Enrollment. Each Eligible Employee electing to participate shall indicate such election on the Plan enrollment form and designate therein a percentage or dollar amount of such Participant’s Compensation during each pay period during the Phase. Subject to the Participant’s right to discontinue payroll deductions as provided in Section 10.01, such percentage or dollar amount shall be at least equal to such minimum percentage or dollar amount as the Administrator may establish from time to time; provided, however, that a Participant’s payroll deduction for any pay period during the Phase shall not exceed $950 or such other dollar amount as the Administrator may establish from time to time. In order to be effective, such Plan enrollment form must be properly completed and received by the Administrator by the due date indicated on such form, or by such other date established by the Administrator.

8.02	Payroll Deductions. Payroll deductions for a Participant shall commence with the paycheck issued immediately after the commencement date of the Phase and shall terminate with the paycheck issued immediately prior to the termination date of that Phase, unless the Participant elects to discontinue payroll deductions during the Phase as provided in Article X hereof. The authorized payroll deductions shall be made on an after-tax basis over the pay periods of such Phase by deducting from the Participant’s Compensation for each such pay period that amount specified by the Participant in the Plan enrollment form.

Unless the Participant elected to discontinue payroll deductions during the preceding Phase (in which event the Participant must complete a change of election form or a new Plan enrollment form, as the case may be, to continue participation for any subsequent Phase), the Corporation shall continue to withhold from such Participant’s Compensation the same designated percentage or designated amount specified by the Participant in the most recent Plan enrollment form previously completed by the Participant for all subsequent Phases; provided, however, that the Participant may, if he or she so chooses, discontinue payroll deductions for any or all such subsequent Phases by properly completing a new enrollment form during the Enrollment Period for such subsequent Phase and delivering such form to the Administrator by the due date for receipt of such forms for that Phase.

8.03	Change in Compensation During a Phase. In the event that the Participant’s Compensation is increased or decreased during a Phase for any reason so that the amount actually withheld on behalf of the Participant as of the termination date of the Phase is different from the amount anticipated to be withheld as determined on the commencement date of the Phase, then the extent to which the Participant may exercise his or her option shall be based on the amounts actually withheld on his or her behalf, subject to the limitations in Article IX. In the event of a change in the pay period of any Participant, such as from biweekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to insure the deduction of the proper amount authorized by the Participant.

8.04	Decreases During a Phase. In addition to the right to discontinue payroll deductions during a Phase as provided in Article X, a Participant may decrease the amount of Compensation designated to be deducted as payroll deductions during a Phase (but not below the minimum percentage or minimum amount specified by the Administrator) by completing and filing such forms as the Administrator may require. Such decrease shall be effective with the next payroll period beginning after the date that the Administrator receives such forms and shall apply to all remaining Compensation paid during the Phase. The Participant may exercise the right to decrease his or her payroll deductions only once during each Phase.

ARTICLE IX – PURCHASE OF STOCK

9.01	Grant of Option. Subject to Article X, a Participant who has elected to participate in the manner described in Article VIII and who is employed by the Corporation or a Subsidiary as of the commencement date of a Phase shall be granted an option as of such date to purchase that number of whole shares of Stock determined by dividing the total amount to be credited to the Participant’s account by the closing price for a share of the Corporation’s Stock as reported on the Nasdaq National Market, Nasdaq SmallCap Market or on an established securities exchange as of the commencement date of the Phase. The purchase price per share for such Stock shall be determined under Section 9.02 hereof, and the number of shares exercisable shall be determined under Section 9.03 hereof.

9.02	Purchase Price. Subject to the limitations hereinbelow, the purchase price for such Stock shall equal eighty-five percent (85%) of the closing price for a share of the Corporation’s Stock as reported on the Nasdaq National Market, Nasdaq SmallCap Market or on an established securities exchange as of the termination date of the Phase.

In the event that the commencement or termination date of a Phase is a Saturday, Sunday or holiday, the amounts determined under the foregoing subsections shall be determined using the price as of the last preceding trading day.

If the Corporation’s Stock is not listed on the Nasdaq National Market, Nasdaq SmallCap Market or on an established securities exchange, then the option price shall equal eighty-five percent (85%) of the fair market value of such stock as of the termination date of the Phase. Such “fair market value” shall be determined by the Board.

9.03	Limitations. No employee shall be granted an option hereunder:

(a) Which permits his or her rights to purchase Stock under all employee stock purchase plans of the Corporation or its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

(b) If such employee would own and/or hold, immediately after the grant of the option, Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code and the regulations thereunder shall apply.

(c) Which, if exercised, would cause the limits established by the Administrator under Section 5.02 to be exceeded.

9.04	Exercise of Option. A Participant’s option for the purchase of shares of Stock will be exercised automatically on the termination date of that Phase. However, in no event shall a Participant be allowed to exercise an option for more shares of Stock than can be purchased with the payroll deductions accumulated by the Participant in his or her bookkeeping account during such Phase.

9.05	Delivery of Shares. As promptly as practicable after the termination of any Phase, the Corporation’s transfer agent or other authorized representative shall reflect the issuance of shares on the Company’s stock transfer books of that number of whole shares of Stock purchased upon the exercise of the Participant’s option, and effect the issuance of such shares of Stock to the Participant via book entry or stock certificate. The Corporation may, in its sole discretion, arrange with the Corporation’s transfer agent or other authorized representative to establish, at the direction of the Participant, individual securities accounts to which will be credited that number of whole shares of Stock that are purchased upon such exercise, such securities account to be subject to such terms and conditions as may be imposed by the transfer agent or authorized representative.

The shares of the Corporation’s Stock to be delivered to a Participant pursuant to the exercise of an option under Section 9.04 of the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Administrator prior to the termination date of the Phase, in the names of the Participant and one other person the Participant may designate as his joint tenant with rights of survivorship, to the extent permitted by law.

Any accumulated payroll deductions remaining after the exercise of the Participant’s option shall be returned to the Participant, without interest, on the first paycheck issued for the payroll period which begins on or immediately after the commencement date of next Phase; provided, however, that the Corporation may, under rules of uniform application, retain such remaining amount in the Participant’s bookkeeping account and apply it toward the purchase of shares of Stock in the next succeeding Phase.

ARTICLE X

DISCONTINUATION OF PAYROLL WITHHOLDINGS

10.01	Discontinuation. At any time during the Phase, a Participant may request that the Administrator discontinue any further payroll deductions that would otherwise be made during the remainder of the Phase by completing a change of election form and filing such form with the Administrator at least thirty (30) days prior to the termination date of the Phase, or on or before such other date established by the Administrator. The Participant’s request shall be effective as of the beginning of the next payroll period immediately following the date that the Administrator receives the Participant’s properly completed change of election form. Upon the effective date of the Participant’s request, the Corporation will discontinue making payroll deductions for such Participant for that Phase, and all future Phases, unless the Participant completes another change of election form as provided above.

ARTICLE XI—TERMINATION OF EMPLOYMENT

11.01	Termination. If, on or before the termination date of any Phase, a Participant’s employment terminates with the Corporation for any reason, voluntarily or involuntarily, including by reason of retirement, disability or death, the payroll deductions credited to such Participant’s bookkeeping account for such Phase, if any, will be returned to the Participant, without interest, and any options granted to such Participant under the Plan shall immediately lapse and shall not be exercisable. The return of such payroll deductions shall be made to the Participant as soon as administratively practicable following the Participant’s termination of employment. In the event that such termination occurs near the end of a Phase and the Corporation is unable to discontinue payroll deductions for such Participant for his or her final paycheck(s), such deductions shall still be made but shall be returned to the Participant as provided herein. In no event shall the accumulated payroll deductions be used to purchase any shares of Stock.

If the option lapses as a result of the Participant’s death, any accumulated payroll deductions credited to the Participant’s bookkeeping account will be paid to the Participant’s estate, without interest. In the event a Participant dies after exercise of the Participant’s option but prior to delivery of the Stock to be transferred pursuant to the exercise of the option under Section 9.04 above, any such Stock and/or accumulated payroll deductions remaining after such exercise shall be delivered and/or paid by the Corporation to the Participant’s estate.

The Corporation will not be responsible for or be required to give effect to the disposition of any cash or Stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provisions of any law concerning intestacy, or otherwise. No person shall, prior to the death of a Participant, acquire any interest in any Stock, in any option or in the cash credited to the Participant’s bookkeeping account during any Phase of the Plan.

11.02	Subsidiaries. In the event that any Subsidiary ceases to be a Subsidiary of the Corporation, the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Section 11.01 hereof as of the date the Subsidiary ceased to be a Subsidiary of the Corporation.

ARTICLE XII—STOCK RESERVED FOR OPTIONS

12.01	Shares Reserved. Two Hundred Thousand (200,000) shares of Stock, which may be authorized but unissued shares of the Corporation, or the number and kind of securities to which said 200,000 shares may be adjusted in accordance with Section 14.01 hereof, are reserved for issuance upon the exercise of options to be granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

12.02	Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to any shares of Stock subject to the Participant’s option until the date the issuance is reflected on the Company’s stock transfer books and the shares are issued to Participant as provided in Section 9.05. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such issuance occurs, except as otherwise provided in Section 14.01 hereof.

ARTICLE XIII—ACCOUNTING AND USE OF FUNDS

13.01	Bookkeeping Account. Payroll deductions for Participants shall be credited to bookkeeping accounts established by the Corporation for each such Participant under the Plan. A Participant may not make any cash payments into such account. Such account shall be solely for bookkeeping purposes and shall not require the Corporation to establish any separate fund or trust hereunder. All funds from payroll deductions received or held by the Corporation under the Plan may be used, without limitation, for any corporate purpose by the Corporation, which shall not be obligated to segregate such funds from its other funds. In no event shall Participants be entitled to interest on the amounts credited to such bookkeeping accounts.

ARTICLE XIV—ADJUSTMENT PROVISION

14.01	General. Subject to any required action by the shareholders of the Corporation, in the event of an increase or decrease in the number of outstanding shares of Stock or in the event the Stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or another corporation by reason of a reorganization, merger, consolidation, divestiture (including a spin-off), liquidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, rights offering or any other change in the corporate structure or shares of the Corporation, the Board (or, if the Corporation is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in its sole discretion, may adjust the number and kind of securities subject to and reserved under the Plan and, to prevent the dilution or enlargement of rights of those Eligible Employees to whom options have been granted, may adjust the number and kind of securities subject to such outstanding options and, where applicable, the exercise price per share for such securities.

In the event of sale by the Corporation of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation, reorganization, divestiture (including a spin-off), liquidation, reclassification or extraordinary dividend (collectively referred to as a “transaction”), after which the Corporation is not the surviving corporation, the Board may, in its sole discretion, at the time of adoption of the plan for such transaction, provide for one or more of the following:

(a) The acceleration of the exercisability of outstanding options granted at the commencement of the Phase then in effect, to the extent of the accumulated payroll deductions made as of the date of such acceleration pursuant to Article VIII hereof;

(b) The complete termination of this Plan and a refund of amounts credited to the Participants’ bookkeeping accounts hereunder; or

(c) The continuance of the Plan only with respect to completion of the then current Phase and the exercise of options thereunder. In the event of such continuance, Participants shall have the right to exercise their options as to an equivalent number of shares of stock of the corporation succeeding the Corporation by reason of such transaction.

In the event of a transaction where the Corporation survives, then the Plan shall continue in effect, unless the Board takes one or more of the actions set forth above. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

ARTICLE XV—NONTRANSFERABILITY OF OPTIONS

15.01	Nontransferability. Options granted under any Phase of the Plan shall not be transferable and shall be exercisable only by the Participant during the Participant’s lifetime.

15.02	Nonalienation. Neither payroll deductions granted to a Participant’s account, nor any rights with regard to the exercise of an option or to receive Stock under any Phase of the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect.

ARTICLE XVI—AMENDMENT AND TERMINATION

16.01	General. The Plan may be terminated at any time by the Board of Directors, provided that, except as permitted in Section 14.01 hereof, no such termination shall take effect with respect to any options then outstanding. The Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Corporation or as may be necessary to comply with Code Section 423, as amended, and the regulations thereunder, or other applicable laws or regulations; provided, however, no such amendment shall, without the consent of a Participant, materially adversely affect or impair the right of a Participant with respect to any outstanding option; and provided, further, that no such amendment shall:

(a) increase the total number of shares for which options may be granted under the Plan (except as provided in Section 14.01 herein);

(b) modify the group of Subsidiaries whose employees may be eligible to participate in the Plan or materially modify any other requirements as to eligibility for participation in the Plan; or

(c) materially increase the benefits accruing to Participants under the Plan;

without the approval of the Corporation’s shareholders, if such approval is required for compliance with Code Section 423, as amended, and the regulations thereunder, or other applicable laws or regulations.

Further, the Administrator may, in its discretion (i) amend the Plan to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Participants, (ii) modify the terms and conditions of the Plan with respect to Participants who reside outside of the United States to comply with applicable foreign laws, (iii) establish sub-plans, and (iv) take any action deemed advisable to comply with any necessary local governmental regulatory exemptions or approvals; provided, however, that no action may be taken that would violate any securities law, tax law or any other applicable law or cause the Plan not to comply with Code Section 423.

ARTICLE XVII—NOTICES

17.01	General. All notices, forms, elections or other communications in connection with the Plan or any Phase thereof shall be in such form as specified by the Corporation or the Administrator from time to time, and shall be deemed to have been duly given when received by the Participant or his or her personal representative or by the Corporation or its designated representative, as the case may be.

TECHNE CORPORATION

C/O AMERICAN STOCK TRANSFER

59 MAIDEN LANE

PLAZA LEVEL

NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78051-P55594            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.			For	Against	Abstain

1.	To set the number of Directors at ten.		☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2.	Election of Directors

	2a.	Charles R. Kummeth	☐	☐	☐

	2b.	Robert V. Baumgartner	☐	☐	☐

	2c.	Roger C. Lucas, Ph.D.	☐	☐	☐

	2d.	Howard V. O’Connell	☐	☐	☐

	2e.	Randolph C. Steer, M.D., Ph.D.	☐	☐	☐

	2f.	Charles A. Dinarello, M.D.	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

			For	Against	Abstain

	2g.	Karen A. Holbrook, Ph.D.	☐	☐	☐

	2h.	John L. Higgins	☐	☐	☐

	2i.	Roeland Nusse, Ph.D.	☐	☐	☐

	2j.	Harold J. Wiens	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4, 5 and 6.

3.	A non-binding advisory vote on named executive officer compensation.		☐	☐	☐

4.	Ratify the appointment of KPMG LLP as registered public accounting firm for the fiscal year ending June 30, 2015.		☐	☐	☐

5.	Approve the 2014 Employee Stock Purchase Plan.		☐	☐	☐

6.	Amend the Articles of Incorporation to change the name of the Company from Techne Corporation to Bio-Techne Corporation.		☐	☐	☐

NOTE: Other matters: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M78052-P55594

TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES R. KUMMETH and KATHLEEN BACKES, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 30, 2014 at 3:30 p.m., Central Daylight Time, at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, and at all adjournments of such meeting. If you need directions to the Annual Meeting, please contact Techne Corporation at 612-379-8854. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side